SCHEDULE 14A INFORMATION

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BSB Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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April 12, 2018

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of BSB Bancorp, Inc. The meeting will be held at the Belmont Town Hall, Board of Selectman’s Meeting Room, 455 Concord Avenue, 2nd Floor, Belmont, Massachusetts on Wednesday, May 23, 2018 at 10:00 a.m., Eastern Daylight Time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of Baker Newman & Noyes, LLC, the Company’s independent registered public accounting firm, are expected to be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote online, by telephone or request, complete and mail a proxy card or voting instruction card promptly. If you attend the meeting, you may vote in person even if you have previously voted online, by telephone or mailed a proxy card or voting instruction card.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Robert M. Mahoney

Robert M. Mahoney
President and Chief Executive Officer

BSB Bancorp, Inc.

2 Leonard Street

Belmont, Massachusetts 02478

617-484-6700

________________________

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

______________________

TIME AND DATE	10:00 a.m., Eastern Daylight Time, on Wednesday, May 23, 2018

PLACE	Belmont Town Hall, Board of Selectman’s Meeting Room, 455 Concord Avenue, 2nd Floor, Belmont, Massachusetts

ITEMS OF BUSINESS	(1) The election of four directors, each to serve for a term of three years.

(2) The ratification of the selection of Baker Newman & Noyes, LLC as our independent registered public accounting firm for fiscal year 2018.

(3) An advisory, non-binding vote to approve the executive compensation described in the proxy statement.

(4) The transaction of such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	To vote, you must have been a stockholder at the close of business on April 2, 2018.

PROXY VOTING	It is important that your shares be represented at the annual meeting whether or not you plan to attend. You may vote online, by telephone, or by requesting, completing, signing and dating the proxy card or voting instruction card and promptly returning it in the envelope provided.

By Order of the Board of Directors,

/s/ John A. Citrano

John A. Citrano
Corporate Secretary

Belmont, Massachusetts

April 12, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2018—THE PROXY STATEMENT AND BSB BANCORP, INC.’S 2017 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT http://www.edocumentview.com/BLMT

BSB Bancorp, Inc.

Proxy Statement

General Information

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of BSB Bancorp, Inc. (“BSB Bancorp” or the “Company”) for the 2018 annual meeting of stockholders (the “annual meeting”) and for any adjournment or postponement of the meeting. The Company is the holding company for Belmont Savings Bank (“Belmont Savings” or the “Bank”).

Because we are soliciting your proxy, we are required to send you either our proxy materials or a Notice of Internet Availability of Proxy Materials (described in the next section). Our proxy materials include this proxy statement and our annual report to stockholders, which contains audited consolidated financial statements for our fiscal year ended December 31, 2017. If you received a printed copy of our proxy materials by mail (rather than through electronic delivery), you also received a proxy card or voting instruction form for the annual meeting.

How We Are Distributing Proxy Materials; Internet Availability

To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with a Security and Exchange Commission (“SEC”) rule that permits us to provide proxy materials to our stockholders over the Internet. In most cases, we are mailing only a brief Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”), rather than a full set of printed materials. The Notice of Internet Availability contains instructions on how to access our proxy materials and vote online. It also includes instructions on how to request a paper copy or email delivery of our proxy materials. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email until you elect otherwise. Our proxy materials may also be viewed on our website, www.belmontsavings.com, under the investor relations header and then “SEC Filings.”

We are holding the annual meeting at the Belmont Town Hall, Board of Selectman’s Meeting Room, 455 Concord Avenue, 2nd Floor, Belmont, Massachusetts, 02478 on Wednesday, May 23, 2018 at 10:00 a.m., Eastern Daylight Time. We intend to mail and make available electronically to stockholders of record as of April 2, 2018 our proxy materials beginning on or about April 12, 2018.

Information about Voting

Who Can Vote at the Meeting

You are entitled to vote the shares of BSB Bancorp common stock that you owned as of the close of business on April 2, 2018. As of the close of business on April 2, 2018, a total of 9,741,471 shares of BSB Bancorp, Inc. common stock were outstanding. Except as described in the paragraph below, each share of common stock is entitled to one vote.

The Company’s Articles of Incorporation provide that record owners of Company common stock that is beneficially owned (as defined in the Articles of Incorporation) by a person who beneficially owns in excess of 10% of the Company’s outstanding common stock (a “10% beneficial owner”), shall not be entitled to vote, in the aggregate, shares beneficially owned by the 10% beneficial owner in excess of 10% of the Company’s outstanding common stock.

Ownership of Shares; Attending the Meeting

You may own shares of BSB Bancorp in one of the following ways:

•	Directly in your name as the stockholder of record; or

•	Indirectly through a broker, bank or other holder of record in “street name.”

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these Proxy Materials, or a Notice of Internet Availability, directly to you. As the holder of record, you have the right to give your proxy directly to us by any of the following methods:

•	In person – Attend the annual meeting and vote in person.

•	Mail – If you received a proxy card, mark, date and sign the proxy card and mail it to Proxy Services, c/o Computershare Investor Services, P.O. Box 505008, Louisville, Kentucky, 40233-5008, using the accompanying pre-addressed, stamped envelope, so that it is received no later than the close of business on May 22, 2018.

•	Internet or telephone – Visit www.investorvote.com/blmt to vote over the Internet or call toll free 1-800-652-VOTE (8683) to vote using a touchtone telephone, in either case no later than 12:00 a.m. Eastern Daylight Time, May 23, 2018. You will need the control number found on the Notice of Internet Availability or the proxy card.

If you hold your shares in street name, your broker or other holder of record is sending to you a Notice of Internet Availability or, if you have so requested, a paper copy of these proxy materials. As the beneficial owner, you have the right to direct your broker or other holder of record how to vote. For instructions on how to have your shares voted, please see the Notice of Internet Availability or instruction form provided by your broker or other holder of record. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a broker or bank are examples of proof of ownership. If you want to vote your shares of BSB Bancorp common stock held in street name in person at the meeting, you must obtain a written proxy in your name from your broker or other holder of record.

Quorum and Vote Required

Quorum. We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.

Votes Required for Proposals. At this year’s annual meeting, stockholders will elect four directors, each to serve for a term of three years and until their respective successors have been elected and qualified. In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected.

In voting on the ratification of the appointment of Baker Newman & Noyes, LLC as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the selection of Baker Newman & Noyes, LLC as our independent registered public accounting firm for fiscal year 2018, the affirmative vote of a majority of the votes cast on the proposal is required.

In voting on the advisory, non-binding proposal to approve the executive compensation described in this proxy statement, you may vote in favor of the advisory proposal, vote against the advisory proposal or abstain from voting. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal.

While this vote is required by law, it will neither be binding on the Board of Directors, nor will it create or imply any change in the fiduciary duties of or impose any additional fiduciary duty on the Board of Directors.

Broker Non-Votes. If you do not provide your broker or other holder of record with voting instructions on certain non-routine matters (e.g., the election of directors and the advisory vote on executive compensation matters), your broker or other holder of record will not have discretion to vote your shares on these matters. A “broker non-vote” occurs when your broker or other holder of record submits a proxy for the meeting with respect to routine matters, but does not vote on non-routine matters because you did not provide voting instructions on these matters. In the case of routine matters (e.g., the ratification of the independent auditors), your broker or other holder of record is permitted to vote your shares in the record holder’s discretion if you have not provided voting instructions.

How We Count Votes. If you return valid proxy instructions or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposal to ratify the selection of the independent registered public accounting firm, abstentions will have no impact on the outcome of the proposal.

In counting votes on the advisory, non-binding proposal to approve the executive compensation described in this proxy statement, abstentions and broker non-votes will have no effect on the outcome of the vote.

Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote:

•	for each of the nominees for director;

•	for ratification of the appointment of Baker Newman & Noyes, LLC as the Company’s independent registered public accounting firm for fiscal year 2018; and

•	for approval of the advisory, non-binding proposal to approve the executive compensation described in this proxy statement.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your Company common stock may be voted by the persons named in the proxy card on the new meeting date, provided you have not revoked your proxy. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy, vote on a later date by telephone or the Internet or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Participants in the Belmont Savings Bank Employee Stock Ownership Plan

If you participate in the Belmont Savings Bank Employee Stock Ownership Plan (the “ESOP”), you will receive a voting instruction card for the plan that reflects all shares you may vote under the plan. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to the participant’s account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instructions to the ESOP Trustee is May 16, 2018.

Corporate Governance and Board Matters

Directors of BSB Bancorp

BSB Bancorp has eleven directors. Directors of BSB Bancorp serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. The following table sets forth each director’s name, age as of December 31, 2017, the year he or she began serving as a director, including service as a director of Belmont Savings, and when his or her term expires.

Name	Position(s) Held with BSB Bancorp, Inc.	Age	Director Since	Current Term Expires
Robert J. Morrissey	Chairman of the Board	78	1990	2019
Robert M. Mahoney	Director, President and Chief Executive Officer	69	2010	2018
Hal R. Tovin	Director, Executive Vice President and Chief Operating Officer	62	2010	2019
John A. Borelli	Director	58	2006	2018
M. Patricia Brusch	Director	70	2017	2020
S. Warren Farrell	Director	82	1987	2020
Richard J. Fougere	Director	68	2004	2019
John W. Gahan, III	Director	69	2006	2018
John A. Greene	Director	72	1990	2020
Paul E. Petry	Director	72	2014	2020
John A. Whittemore	Director	73	1998	2018

Additional biographical information regarding each director is provided below under “Proposal 1 — Election of Directors.”

Executive Officers of BSB Bancorp

The following table sets forth information regarding the executive officers of BSB Bancorp as of December 31, 2017. The officers of BSB Bancorp and Belmont Savings are elected annually.

Name	Age	Positions Held
Robert M. Mahoney	69	President and Chief Executive Officer of BSB Bancorp, Inc. and Belmont Savings Bank
John A. Citrano	54	Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer of BSB Bancorp, Inc. and Executive Vice President and Chief Financial Officer of Belmont Savings Bank
Hal R. Tovin	62	Executive Vice President and Chief Operating Officer of BSB Bancorp, Inc. and Belmont Savings Bank
Christopher Y. Downs	67	Executive Vice President—Consumer Lending of Belmont Savings Bank
Carroll M. Lowenstein, Jr.	58	Executive Vice President—Commercial Real Estate Lending of Belmont Savings Bank

Below is information regarding our executive officers who are not also directors. Except as indicated below, each executive officer has held his current position for at least the last five years.

John A. Citrano. Mr. Citrano is Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of BSB Bancorp, and Executive Vice President and Chief Financial Officer of Belmont Savings Bank. He is responsible for the leadership, direction and management of our accounting and finance operations. Mr. Citrano began his career with Belmont Savings Bank in 1987 as an Internal Auditor. He was named Treasurer in 1994, Senior Vice President and Chief Financial Officer in 2000 and Executive Vice President and Chief Financial Officer in 2012. He serves on many of the Bank’s internal committees. Mr. Citrano received his Bachelor of Science in Business Administration degree from Merrimack College and his Master of Business Administration degree from Bentley University. Mr. Citrano is a member of the Boston CFO Leadership Council, the Financial Managers Society and Treasurers Club of Boston. Mr. Citrano served as a volunteer for Junior Achievement, a non-profit organization that strives to inspire and prepare young people to succeed in the global economy.

Christopher Y. Downs. Mr. Downs is Executive Vice President for Consumer Lending at Belmont Savings Bank. He is responsible for all of the Bank’s consumer lending activities including Residential Mortgage, Home Equity, Indirect Auto and support functions. Prior to joining Belmont in July, 2010, Mr. Downs was Group Executive Vice President of Citizens Financial Group, Inc. (“CFG”). CFG is one of the 20 largest commercial bank holding companies in the United States ranked by assets and deposits. In addition, Mr. Downs lead the core servicing support units for all consumer real estate and installment lending products as well as Merchant Processing. He was also a member of CFG’s Executive Policy Committee, the company’s senior management team. Before joining CFG in 1994, Mr. Downs spent 12 years at Chase Manhattan Corporation. As a regional banking and consumer finance executive, Mr. Downs was responsible for the sale of all consumer loan products distributed through Chase’s five regional banking divisions. Mr. Downs graduated with a B.A. from Middlebury College in Vermont, and received his M.B.A. from the University of New Hampshire’s Whittemore School of Business and Economics. He is a recently retired member of the board of directors of Lincoln School of Providence, where he co-chaired the development committee and was a member of the finance committee. Mr. Downs also served on the Advisory Board for the International Institute of Rhode Island and has worked in the Rhode Island Mentoring Program.

Carroll M. Lowenstein, Jr. Mr. Lowenstein is Executive Vice President for Commercial Real Estate Lending at Belmont Saving Bank. He manages the Bank’s Commercial Real Estate Lending and related deposit gathering functions and provides oversight for all of the Bank’s commercial lending and portfolio management activities. Prior to joining Belmont Savings Bank in September, 2010, he held similar roles at Citizens Financial Group, Inc. (seven years) managing the Suburban Massachusetts Team of Commercial Real Estate Lenders and Portfolio Managers and Cambridgeport Bank (fifteen years) as Director of Commercial Lending. Earlier in his career, Mr. Lowenstein was the Commercial Credit Manager and Commercial Loan Operations Manager at USTrust/Essex. He is a graduate of Harvard College and is also a licensed Real Estate Broker in the Commonwealth of Massachusetts.

Board Independence

The Board of Directors has determined that each director, with the exception of director Mahoney and director Tovin, is “independent” as defined in the rules of the Nasdaq Stock Market, Inc. (“Nasdaq”). Messrs. Mahoney and Tovin are not independent because they are executive officers of BSB Bancorp.

In determining the independence of our directors, the Board of Directors considered relationships between BSB Bancorp and our directors including relationships that are not required to be reported under “Other Information Relating to Directors and Executive Officers—Transactions With Certain Related Persons,” including loan and deposit accounts that our directors maintain at Belmont Savings.

Board Leadership Structure

The positions of Chairman of the Board and President and Chief Executive Officer of the Company are held by different individuals. By maintaining the separate positions of Chairman and Chief Executive Officer, the Company believes it enhances the ability of the Board of Directors to provide strong, independent oversight of the Company’s management and affairs.

Risk Oversight

The Board of Directors has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, cyber and information technology exposure, compliance, liquidity, interest rate exposure and operations, as well as the risks associated with each of these matters. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of accounting and financial reporting risks. The Nominating Committee is responsible for establishing our corporate governance guidelines and for evaluating the independence of the Board of Directors and potential conflicts of interest. The Company and Belmont Savings Bank maintain additional committees, such as the Community Reinvestment Act (“CRA”) & Compliance Committee, which include members of the Board of Directors and management and assist the Board of Directors in the oversight of specific risks. The CRA & Compliance Committee is composed of five directors and thirteen officers who are not directors, and oversees the management of compliance risks. While each committee is responsible for evaluating certain risks, and overseeing the management of such risks, the full Board of Directors is regularly informed regarding all such risks.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our Board of Directors and its Committees. During the year ended December 31, 2017, the Board of Directors of BSB Bancorp Inc. met six times, and the Board of Directors of Belmont Savings Bank met six times. Each of our directors attended at least 93% of the total number of BSB Bancorp Board meetings held and committee meetings on which such director served during 2017.

The Board of Directors of BSB Bancorp has established standing committees, including a Compensation Committee, a Nominating Committee and an Audit Committee. Each of these committees is comprised solely of independent directors as defined by Nasdaq rules and operates under a written charter that governs its composition, responsibilities and operations. The charters of these committees are available in the Corporate Information—Governance Documents portion of the Investor Relations section of the Company’s website at www.belmontsavings.com.

The table below sets forth the directors serving on each of the listed committees of our Board of Directors at March 30, 2018, and the number of meetings held by such committee during the year ended December 31, 2017.

Name	Nominating	Compensation	Audit
John A. Borelli		X
M. Patricia Brusch		X
S. Warren Farrell	X	X
Richard J. Fougere			X*
John W. Gahan, III			X
John A. Greene			X
Robert J. Morrissey	X*	X
Paul E. Petry			X
John A. Whittemore	X	X*

Number of Meetings of BSB Bancorp committee in 2017	4	8	8

____________________

* Denotes Chair of each listed committee of the BSB Bancorp Board of Directors.

Audit Committee. Among other activities, the Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and financial reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with applicable financial laws and regulations. The Audit Committee is also responsible for the Company’s internal audit function and engaging the Company’s independent registered public accounting firm and monitoring its conduct and independence. The Board of Directors has designated director Richard Fougere as an “Audit Committee Financial Expert” for the Audit Committee, as that term is defined by the rules and regulations of the SEC. The report of the Audit Committee required by the rules of the SEC is included in this proxy statement under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee approves the compensation objectives for the Company and the Bank and recommends to the Board the compensation for the Chief Executive Officer and other executive officers and the members of the Board. The Compensation Committee reviews all compensation components including base salary, bonus, benefits, equity compensation, retirement plans and other perquisites. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management and compensation consultants in determining the amount and form of executive compensation. The report of the Compensation Committee as required by the rules of the SEC is included in this proxy statement under the heading “Compensation Committee Report.”

Nominating Committee. The Company’s Nominating Committee identifies individuals qualified to become Board members, selects nominees for election as directors and assists the Board of Directors in developing and maintaining corporate governance guidelines. The procedures of the Nominating Committee required to be disclosed by the rules of the SEC are set forth below under “Nominating Committee Procedures.”

Nominating Committee Procedures

Qualifications. The Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. First, a candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include a residency requirement, an age requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements for service on the Board of Directors set forth in any Board governing documents.

The Nominating Committee will consider the following criteria in selecting nominees for initial election or appointment to the Board: contributions to the range of talent, skill and expertise for the Board; financial, regulatory and business experience and skills; familiarity with and participation in the local community; integrity, honesty and reputation in connection with upholding a position of trust with respect to customers; dedication to the Company and its stockholders; independence; and any other factors the Nominating Committee deems relevant, including diversity, size of the Board of Directors and regulatory disclosure obligations. We do not maintain a specific diversity policy, but the diversity of the Board is considered in our review of candidates. Diversity includes not only gender, race and ethnicity, but the various perspectives that come from having differing viewpoints, geographic and cultural backgrounds, and life experiences.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Director Nomination Process. The process that the Nominating Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by Belmont Savings Bank. The Nominating Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth below. The Nominating Committee has not previously used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria, set forth above. In addition, the Nominating Committee will interview the candidate and conduct a check of the candidate’s background.

Consideration of Recommendations by Stockholders. It is the policy of the Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating Committee does not perceive a need to increase the size of the Board. To avoid the unnecessary use of the Nominating Committee’s resources, the Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders. To submit a recommendation of a director candidate to the Nominating Committee, a stockholder should submit the following information in writing, addressed to the Chairperson of the Nominating Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	As to the stockholder making the recommendation, the name and address of such stockholder as it appears on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders (regardless of whether the stockholder recommending the nomination seeks to have the nominee included in the Company’s proxy statement), the recommendation must be received by the Nominating Committee at least 150 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Attendance at the Annual Meeting

The Board of Directors encourages each director to attend annual meetings of stockholders. All of BSB Bancorp’s directors attended last year’s annual meeting of stockholders of BSB Bancorp.

Code of Ethics and Business Conduct

BSB Bancorp and Belmont Savings have adopted a Joint Code of Ethics and Conflict of Interest Policy (the “Code of Ethics”) that is designed to ensure that our directors, officers and other employees, including our chief executive officer, chief financial officer, chief accounting officer and controller, or persons performing similar functions, meet the highest standards of ethical conduct. The Code of Ethics is available in the Corporate Information—Governance Documents portion of the Investor Relations section of the Company’s website at www.belmontsavings.com. Amendments to and waivers from the Code of Ethics with respect to directors and executive officers will also be disclosed on our website.

Audit Committee Report

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing two opinions, one on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America and a second opinion addressing the Company’s internal controls over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees”, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the consolidated financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning the independent registered public accounting firm’s independence. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s consolidated financial statements with accounting principles generally accepted in the United States of America. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting practices or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management, the internal audit department and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

Audit Committee of the Board of Directors of

BSB Bancorp, Inc.

Richard J. Fougere (Chairman)

John W. Gahan, III

John A. Greene

Paul E. Petry

Director Compensation

Director Compensation Summary

Set forth in the table below is a summary of the compensation for each of our non-employee directors for the year ended December 31, 2017. Director compensation paid to directors who are also Named Executive Officers is reflected below under “Executive Compensation—Summary Compensation Table.”

Director Compensation

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation	Total
Name	($)(1)	($)(2) (3)	($)(4)		($)	($)

Robert J. Morrissey	89,550	660,156	—	58,410	—	808,116
John A. Borelli	28,950	176,015	—	—	—	204,965
M. Patricia Brusch	15,100	—	—	—	—	15,100
S. Warren Farrell	72,400	660,156	—	—	—	732,556
Richard J. Fougere	35,800	396,094	—	—	—	431,894
John W. Gahan, III	42,100	396,094	—	—	—	438,194
John A. Greene	38,725	176,015	—	—	—	214,740
Paul E. Petry	25,800	176,015	—	—	—	201,815
John A. Whittemore	81,450	660,156	—	—	—	741,606

(1)	See table below under “Director Fees” for a breakdown of fees earned in 2017.
(2)	The directors have the following number of shares of restricted stock outstanding at December 31, 2017: Mr. Morrissey, 24,360; Mr. Borelli, 6,495; Ms. Brusch, 0; Mr. Farrell, 24,360; Mr. Fougere, 14,616; Mr. Gahan III, 14,616; Mr. Greene, 6,495; Mr. Petry, 8,095; and Mr. Whittemore, 24,360. These restricted stock awards were granted under the 2017 Equity Incentive Plan (except for 1,600 unvested shares granted in 2014 under the 2012 Equity Incentive Plan to Mr. Petry). All restricted stock awards granted under the 2017 Equity Incentive Plan vest in approximately equal installments over a 10-year period commencing one year after the date of grant and only accelerate in the event of the directors’ termination of service due to death, disability or involuntary termination of service at or following a change in control. For further information on these director grants see Director Compensation—Director Plans—2017 Equity Awards.
(3)	Reflects the aggregate grant date fair value of restricted stock awards granted to each director on March 15, 2017, with a grant date market value of $27.10 per share.
(4)	The directors have the following number of stock options outstanding at December 31, 2017: Mr. Morrissey, 45,864; Mr. Borelli, 11,933; Ms. Brusch, 0; Mr. Farrell, 45,864; Mr. Fougere, 27,110; Mr. Gahan III, 24,164; Mr. Greene, 23,217; Mr. Petry, 10,000; and Mr. Whittemore, 45,864.

Director Fees

Non-employee directors were paid an annual retainer of $10,000. In addition, non-employee directors received fees per Board and committee meetings attended in 2017. Executive Committee Members and Committee Chairs received annual retainers for holding those positions. The table below identifies the meetings, by type, for which each non-employee director received compensation during the year ended December 31, 2017. It is expected that directors will continue to receive the same retainers and fees per Board and committee meeting attended in 2018.

Name	Annual	Board	Executive Committee	Audit Committee	Compensation Committee	Nominating Committee	Other Committee
	Retainer(s)	Meetings	Meetings	Meetings	Meetings	Meetings	Meetings
	($)	($)	($)	($)	($)	($)	($)(10)
Robert J. Morrissey, Chairman (1)	52,500	5,700	19,000	—	6,650	3,800	1,900
John A. Borelli(2)	13,750	5,700	—	—	7,600	—	1,900
M. Patricia Brusch(3)	7,500	2,850	—	—	2,850	—	1,900
S. Warren Farrell (4)	32,500	5,700	20,900	—	7,600	3,800	1,900
Richard J. Fougere (5)	22,500	5,700	—	7,600	—	—	—
John W. Gahan, III (6)	25,000	5,700	—	7,600	—	—	3,800
John A. Greene(7)	16,875	5,700	—	7,600	4,750	—	3,800
Paul E. Petry(8)	12,500	5,700	—	7,600	—	—	—
John A. Whittemore (9)	42,500	5,700	19,950	—	7,600	3,800	1,900

(1)	Annual Retainer amount includes a $17,500 retainer as a member of the Executive Committee, a $20,000 retainer for serving as Chairman of the Board, a $2,500 retainer as a member of the Nominating Committee and a $2,500 retainer as a member of the Compensation Committee.
(2)	Annual Retainer amount includes a $2,500 retainer as a member of the Compensation Committee and a $1,250 retainer as a member of the CRA & Compliance Committee for the second half of the year ended December 31, 2017.
(3)	Ms. Brusch was appointed as a director on June 15, 2017. Annual Retainer includes both a $1,250 retainer as a member of the Compensation Committee and a $1,250 retainer as a member of the CRA & Compliance Committee for the second half of the year ended December 31, 2017.
(4)	Annual Retainer includes a $17,500 retainer as a member of the Executive Committee, a $2,500 retainer as a member of the Nominating Committee and a $2,500 retainer as a member of the Compensation Committee.
(5)	Annual Retainer includes a $10,000 retainer for chairing the Audit Committee and a $2,500 retainer as a member of the Audit Committee.
(6)	Annual Retainer includes a $10,000 retainer for chairing the CRA & Compliance Committee, a $2,500 retainer as a member of the Audit Committee and a $2,500 retainer as a member of the CRA & Compliance Committee.
(7)	Annual Retainer includes a $2,500 retainer as a member of the Audit Committee, a $2,500 retainer as a member of the CRA & Compliance Committee and a $1,875 retainer as a member of the Compensation Committee through September 30, 2017.
(8)	Annual Retainer includes a $2,500 retainer as a member of the Audit Committee.
(9)	Annual Retainer includes a $17,500 retainer as a member of the Executive Committee, a $10,000 retainer for chairing the Compensation Committee, a $2,500 retainer as a member of the Nominating Committee and a $2,500 retainer as a member of the Compensation Committee.
(10)	Fees payable as a result of meetings of the Fiduciary (401k) Committee, BSB Investment Corporation Committee and CRA & Compliance Committee.

Director Plans

Deferred Compensation Plan for Members of the Board of Investment. Effective January 1, 2005, Belmont Savings Bank adopted the Deferred Compensation Plan for Members of the Bank’s then existing Board of Investment. The Bank no longer has a Board of Investment, and Mr. Morrissey is the only active participant in the plan. Upon Mr. Morrissey’s separation from service on the Board for any reason other than death, Mr. Morrissey will be entitled to an annual benefit equal to 41% of his average compensation utilizing the three highest years of compensation paid to Mr. Morrissey. The annual benefit will be paid in quarterly installments for a period equal to

Mr. Morrissey’s completed years of service as a member of the Board. In the event of Mr. Morrissey’s death, his beneficiary will receive a lump sum payment equal to the present value of the benefits that would have been paid to Mr. Morrissey under the plan if he had retired on his date of death.

Deferred Compensation Agreements. Belmont Savings Bank entered into deferred compensation agreements with Mr. Morrissey, Mr. Borelli, Mr. Farrell and Mr. Gahan. Each agreement allows for the director to elect to defer a portion of his director fees to an individual deferred compensation account established by Belmont Savings Bank. The Belmont Savings Bank Deferred Compensation Plan is administered through Fidelity Investments and permits directors to select from a number of investment options, including mutual fund investments, for the investment of their account balances. Each director is always 100% vested in his deferred compensation account balance.

2017 Equity Awards. In 2017, the Compensation Committee made grants to employees and directors under the 2017 Equity Incentive Plan, which was approved by the stockholders. The awards to directors’ vest over a 10-year time frame and are within the limits approved by the stockholders, i.e., the maximum grant to any director is 24,360 shares. Three directors, Messrs. Farrell, Morrissey and Whittemore, received this level of award due to their significant additional time commitment to the Company and Belmont Savings Bank through their service on the Executive Committee, which meets at least twice monthly. However, of this number, only 2,436 will vest for each of these three directors per year over the next 10 years of service commencing one year from the date of grant. Directors Richard J. Fougere and John W. Gahan, III, who chair the Audit Committee and the CRA & Compliance Committee, respectively, were each granted 14,616 shares of restricted stock vesting over 10 years (at the approximate rate of 1,462 shares per year), in consideration of the important roles that they play in the supervision of these important functions. The remaining directors, Messrs. Borelli, Green and Petry were granted 6,495 shares of restricted stock also vesting over a 10-year period (at the approximate rates of 650 shares per year). Ms. Brusch, who became a director in June 2017, did not receive any restricted stock awards. No director will vest in any unvested awards in the event of his or her retirement or following the failure to be re-nominated or re-elected to the Board. Acceleration of vesting will only occur in the event of the directors’ death, disability, or involuntary termination of service due to a change in control.

Stock Ownership

The following table provides information with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Percentages are based upon 9,741,471 shares outstanding as of March 30, 2018.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding
Banc Fund VII L.P. (1) Banc Fund VIII L.P. Banc Fund IX L.P. 20 North Wacker Drive Suite 3300 Chicago, IL 60606	941,460	9.66%
Wellington Management Group, LLP (2) Wellington Group Holdings LLP Wellington Investment Advisors Holdings LLP Wellington Management Company LLP 280 Congress Street Boston, MA 02210	725,752	7.45%

(1)	On a Schedule 13G/A filed on February 13, 2018, Banc Fund VII L.P. reported sole voting and dispositive power with respect to 206,964 shares of the Company’s common stock, Banc Fund VIII L.P. reported sole voting and dispositive power with respect to 461,226 shares of the Company’s common stock and Banc Fund IX L.P. reported sole voting and dispositive power with respect to 273,270 shares of the Company’s common stock.

(2)	On a Schedule 13G/A filed on February 8, 2018, the entities listed (“Wellington”) other than Wellington Management Company LLP (“WMC”) reported shared dispositive power with respect to 725,752 shares of the Company’s common stock and shared voting power with respect to 583,163, shares of the Company’s common stock. WMC reported shared dispositive power with respect to 671,648 shares and shared voting power with respect to 572,925 shares. Wellington also reported that the securities as to which the Schedule 13G/A was filed by Wellington, in its capacity as investment adviser, are owned of record by clients of Wellington Management.

The following table provides information as of March 30, 2018 about the shares of Company common stock that may be considered to be beneficially owned by each director or nominee for director of the Company, by the executive officers named in the Summary Compensation Table under the heading “Executive Compensation” and by all directors, nominees for director and executive officers of the Company as a group. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power, as well as shares underlying options which are exercisable within 60 days of March 30, 2018. Unless otherwise indicated, none of the shares listed are pledged as security and each of the named individuals has sole voting and investment power with respect to the shares shown. Percentages are based upon 9,741,471 shares outstanding as of March 30, 2018.

Name	Number of Shares Owned (1)(2)	Percent of Common Stock Outstanding

Directors and Nominees:
Robert J. Morrissey, Chairman	156,845 (3)	1.60%
John A. Borelli	37,200 (4)	*
M. Patricia Brusch	—	*
S. Warren Farrell	130,184 (5)	1.33%
Richard J. Fougere	71,270	*
John W. Gahan, III	57,246	*
John A. Greene	39,799	*
Robert M. Mahoney	412,725 (6)	4.23%
Paul E. Petry	19,495	*
Hal R. Tovin	160,337 (7)	1.64%
John A. Whittemore	96,856	*
Named Executive Officers Other Than Directors:
John A. Citrano	64,663 (8)	*
Christopher Y. Downs	69,350 (9)	*
Carroll M. Lowenstein, Jr.	81,604 (10)	*

All Executive Officers, Directors and Nominees, as a Group (14 persons)	1,397,574	14.35%

* Represents less than 1% of the Company’s outstanding shares.

(1)	The directors and named executive officers have the following number of shares of unvested restricted stock at March 30, 2018: Mr. Morrissey, 21,924; Mr. Borelli, 5,845; Ms. Brusch, 0; Mr. Farrell, 21,924; Mr. Fougere, 13,154; Mr. Gahan III, 13,154; Mr. Greene, 5,845; Mr. Petry, 7,445; Mr. Whittemore, 21,924; Mr. Mahoney, 87,696; Mr. Citrano, 21,924; Mr. Tovin, 30,693; Mr. Downs; 21,924 and Mr. Lowenstein, 21,924.
(2)	This amount reflects shares underlying options which are exercisable within 60 days of March 30, 2018. The shares underlying options which are exercisable within 60 days of March 30, 2018 are as follows; Mr. Morrissey, 45,864; Mr. Borelli, 11,933; Ms. Brusch, 0, Mr. Farrell, 45,864; Mr. Fougere, 25,610; Mr. Gahan III, 22,964; Mr. Greene 23,217; Mr. Petry, 8,000; Mr. Whittemore, 45,864; Mr. Mahoney, 25,684; Mr. Citrano, 18,346; Mr. Tovin, 11,007; Mr. Downs, 3,669; and Mr. Lowenstein, 18,346.
(3)	Includes 29,311 shares held by Mr. Morrissey’s spouse and 5,000 shares held in a retirement plan for Mr. Morrissey.
(4)	Includes 3,000 shares held by Mr. Borelli’s spouse.

(5)	Includes 15,000 shares held by Mr. Farrell’s spouse, 9,000 shares held in a limited liability company, and 3,900 shares held by a Trust.
(6)	Includes 3,212 shares held in the Belmont Savings Bank Employee Stock Ownership Plan. Also, includes 13,400 shares held in IRAs and 35,224 shares held by Mr. Mahoney’s spouse.
(7)	Includes 2,965 shares held in the Belmont Savings Bank Employee Stock Ownership Plan. Also, includes 3,000 shares held by a Trust, 2,040 shares held by Mr. Tovin’s Spouse and 10,000 shares held in an IRA for Mr. Tovin.
(8)	Includes 3,171 shares held in the Belmont Savings Bank Employee Stock Ownership Plan.
(9)	Includes 2,965 shares held in the Belmont Savings Bank Employee Stock Ownership Plan.
(10)	Includes 2,965 shares held in the Belmont Savings Bank Employee Stock Ownership Plan.

Proposal 1 — Election of Directors

The Board of Directors is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. We currently have eleven directors. The Board of Directors has nominated our four directors with terms expiring in 2018, Robert M. Mahoney, John A. Borelli, John W. Gahan, III, and John A. Whittemore for election as directors at this year’s annual meeting to serve for a term of three years and until their respective successors have been elected and qualified.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the Board of Director’s nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board of Directors. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all nominees.

The business experience of each of our directors is set forth below. Information is also provided regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and Board of Directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

Nominees for Election of Directors

The nominees standing for election to serve for a three-year term are:

Robert M. Mahoney. Mr. Mahoney is President and Chief Executive Officer of BSB Bancorp Inc., and Belmont Savings Bank. Prior to joining Belmont Savings Bank in May 2010, Mr. Mahoney was Executive Vice Chairman of Citizens Financial Group, Inc. (“CFG”) until retiring in 2008. He joined CFG in 1993 as President and CEO of Citizens Bank of Massachusetts after serving 22 years in various domestic and international management positions at Bank of Boston. During his five years as President of Citizens in Massachusetts, Mr. Mahoney led the new bank through significant expansion. Mr. Mahoney has held several community leadership positions in Massachusetts. He is a past chairman of the United Way Board of Directors and Executive Committee and serves on the University of Massachusetts Amherst Foundation Board. Mr. Mahoney also is Chair of the Financial Services Committee of the Finance Council of the Roman Catholic Archdiocese of Boston. Mr. Mahoney received his M.B.A. from Columbia Business School and is a graduate of the University of Massachusetts, where he earned a Bachelor of Science degree in Chemistry. He received the 1996 Distinguished Alumnus Award from the University of Massachusetts, the 2006 Columbia University, School of Business Leadership Award and is the recipient of the 2009 Henry L. Shattuck Boston City Champion Award for public service. Recently, Mr. Mahoney was selected by Boston Business Journal readers as the “most-admired CEO of a small or mid-sized company in Massachusetts.”

Mr. Mahoney’s extensive executive management experience at other financial institutions, including CFG, a subsidiary of a major publicly-traded banking organization, was instrumental in the Board of Directors’ decision to appoint him as President and Chief Executive Officer and as a member of the board of Belmont Savings Bank for its transition to public stock ownership. In particular, Mr. Mahoney’s demonstrated record in assembling an integrated management team with a record of achieving significant growth at other financial institutions was important to the board in light of the significant growth called for in Belmont Savings Bank’s business plan following the conversion. Finally, Mr. Mahoney’s broad industry knowledge and experience, as well as his knowledge of Belmont Savings Bank’s market area, were important to the board in its decision to appoint Mr. Mahoney as President and Chief Executive Officer and as a member of the board.

John A. Borelli. Mr. Borelli is a licensed Insurance Agent & Real Estate Broker. He is President of Borelli Insurance Agency Inc., an independently owned & operated, full service, Property & Casualty Insurance Agency, with 35 years of Service to Belmont and surrounding communities. He holds the Chartered Property Casualty Underwriter (CPCU) designation and is a graduate of Boston University. He is a member of the Insurance Advisory Committee for the Town of Belmont and is also a Town Meeting Member.

Mr. Borelli’s lengthy experience as owner and operator of an insurance agency brings valuable business and leadership skills and financial acumen to the board. Further, his longtime experience as a business owner in the Belmont community provides the board with an important perspective on the development and delivery of product offerings to such business owners.

John W. Gahan, III. Mr. Gahan is a partner in the law firm of Sullivan and Worcester LLP. He is a graduate of both Yale University and Boston University Law School. For twenty-five years, Mr. Gahan was a member of the Board of Appeals in the Town of Belmont and served as the Board Chairman during most of those years. Currently, Mr. Gahan serves on the Board of Directors of the National Housing & Rehabilitation Association and both the Board of Directors and Executive Committee of Preservation Massachusetts, an advocacy organization devoted to preserving historic structures. Mr. Gahan also serves, or has served, on the boards of a number of local banks, hospitals and other social organizations, including serving as Secretary and President of Winchester Country Club. Mr. Gahan is a frequent speaker at national conferences on subjects relating to the development of residential housing communities. Mr. Gahan is Ms. Brusch’s sibling.

Mr. Gahan’s extensive legal experience assists the board in assessing legal and regulatory matters involving Belmont Savings Bank.

John A. Whittemore. Mr. Whittemore was President of Partners Financial Insurance Agency, which focuses on employee benefits, insurance and investments, since 1970. A major portion of Partners Financial was merged with National Financial Partners, a New York Stock Exchange company, in September 2012. Mr. Whittemore remained active in the company until his retirement at the end of 2015. He graduated from Colgate University in 1966, and then spent 4 years on active duty with the US Air Force followed by 7 years in the Reserves. He was honorably discharged as a Captain in 1976. His professional affiliations include the Boston Estate Planning & Business Council, the Boston Life Underwriters Association (BLUA), the National Association of Life Underwriters (NALU), the Association for Advanced Life Underwriters (AALU), and the National Association of CLU & CPCU. He has also served on the Board of both Winchester Country Club and the Kittansett Club.

Mr. Whittemore’s extensive executive management experience for an insurance agency, focusing on employee benefits, insurance and investments, has provided the board valuable insights into the development and marketing of such products for Belmont Savings Bank and developing such benefits for Belmont Savings Bank employees.

The following directors have terms ending in 2019:

Robert J. Morrissey. Mr. Morrissey, Chairman of the Board, has been a Partner in the law firm of Morrissey, Hawkins & Lynch since 1990. Prior to that time, Mr. Morrissey was a Partner with Withington, Cross, Park & Groden. He served as Belmont Town Counsel from 1974 to 2004. He is a graduate of Boston College and Harvard Law School. He serves on the Dean’s Board, Harvard Law School; the Society of Jesus, International Investment Advisory Committee, Vatican City; is Chair of the Investment and Endowment Committee of the Boston College Board of Trustees; and is Chair of the Investment Committee of the Finance Council of the Roman Catholic Archdiocese of Boston. He also serves as a director or trustee of several public and private funds, trusts and foundations.

Mr. Morrissey’s extensive legal experience assists the board in assessing legal and regulatory matters involving Belmont Savings Bank. Moreover, his longtime experience as counsel to the town of Belmont has provided the board with valuable insight into local community development and political issues.

Richard J. Fougere. Mr. Fougere is a licensed CPA practicing with O’Connor & Drew P.C. since September 1, 2012. Previously he had been president of Fougere & Associates, Incorporated since its incorporation in 1987 and until the firm merged with O’Connor & Drew P.C.  He graduated Magna Cum Laude from the School of Management of Boston College in 1971 and became a licensed C.P.A. in 1974. Mr. Fougere has over 40 years of experience in business, financial, tax and retirement planning matters for both businesses and individuals. Mr. Fougere has served as a member of the advisory committee to the New England Division of the PGA. He also served as Treasurer and President of the Winchester Country Club, as Treasurer for the Winchester Chamber of Commerce, and as Chairman of the Winchester Hospital Foundation Advisory Council. In addition, he is a member of the American Institute of Certified Public Accountants and the Massachusetts Society of Certified Public Accountants.

Mr. Fougere’s significant expertise and background with regard to accounting matters, internal controls, the application of generally accepted accounting principles, and business finance provide the board with valuable insight into accounting issues faced by Belmont Savings Bank.

Hal R. Tovin. Mr. Tovin is Executive Vice President and Chief Operating Officer for BSB Bancorp Inc., and Belmont Savings Bank. He is responsible for the bank’s Retail, Small Business, Deposit Operations, and Technology activities. In addition, he leads all Marketing and Public Relations initiatives on behalf of the Bank. Prior to joining Belmont Savings in July 2010, Mr. Tovin was Group Executive Vice President and Managing Director of the Retail Partnership Delivery Group at Citizens Financial Group, Inc. (“CFG”). He was a member of CFG’s Executive Leadership Group, the company’s senior leadership team. He was the driving force behind the development of CFG’s 500 branch in-store program. Mr. Tovin is a graduate of Brown University and has an M.B.A. from the Wharton School of Business. He is an overseer at the Boston Museum of Science, former chairman of the marketing committee and a member of the executive and finance committees. He was a former chairman of the board of the Boston Ad Club.

Mr. Tovin’s extensive senior management experience in marketing, retail and business banking and operations at CFG was instrumental in his appointment to the Board of Directors of Belmont Savings Bank.

The following directors have terms ending in 2020:

S. Warren Farrell. Mr. Farrell is a private investor and Managing Partner of A. W. Farrell Associates, LLP, a real estate holding company. He retired after 26 years of service as a Managing Director for Smith Barney where he was responsible for the firm’s sales efforts in New England in institutional fixed income. Mr. Farrell is a graduate of Harvard College and has an MBA from Boston University. He is a Member of the Belmont Capital Endowment Fund, Overseer and former Trustee of the Mount Auburn Hospital, and sits on the Advisory Board of Lexington Wealth Advisors. He has been an active member of the Belmont community including Chairman of the Belmont School Committee, Town Meeting Member, Chairman of the Cable Advisory Committee, Founding Board Member of the Foundation for Belmont Education, and Founding Board Member of the Alumni and Friends of Belmont High School.

Mr. Farrell’s experience with a major brokerage firm and as a private investor has been of significant benefit to the Board of Directors in analyzing financial transactions and assessing securities investment and asset management strategies for Belmont Savings Bank. Further, his years of experience at the brokerage firm as well as his extensive community activities have provided Belmont Savings Bank with valuable business contacts and insights.

John A. Greene. Mr. Greene was co-owner of the former John J. Greene Funeral Home in Belmont for nearly four decades. A graduate of New England Institute, Mr. Greene semi-retired in 2013, and is affiliated with the Brown and Hickey Funeral Home, also in Belmont. A lifelong resident of Belmont, Mr. Greene served as a Town Meeting Member for many years. He was past Treasurer of the Rotary Club of Belmont, and former President of the Belmont Town Club. He was a member of Belmont’s Sesquicentennial Anniversary Planning Committee, lent his expertise to the Belmont Fire Station Reuse Committee, and currently serves on the Belmont Fire Station Building Committee. Mr. Greene was active in the Belmont Boosters Club for more than 20 years and chaired their annual golf tournament to raise funds for Belmont High School Athletics. While his children were active in town sports, Mr. Greene coached numerous teams, including soccer, basketball and baseball.

Mr. Greene’s years of experience as co-owner and operator of a small business in the Belmont community brings valuable business skills and insights to the Board of Directors. Moreover, his community contacts through his business operations and through his community service have been beneficial to Belmont Savings Bank’s business development activities.

Paul E. Petry. Mr. Petry is retired from the Boston Mutual Life Insurance Company where he served as President from 1996 to 2011, Chief Executive Officer from 2001 to 2014, and Chairman of the Board from 2001 to April 2016. Mr. Petry graduated from Holy Cross in 1968. He served for 3 years in the United States Coast Guard as an officer including a tour in Vietnam where he was awarded the Navy Commendation Medal. Mr. Petry is a Fellow of the Society of Actuaries and a Chartered Life Underwriter. He has completed the Advanced Management Program (1988) at the Harvard Business School. Mr. Petry's extensive executive management experience in the financial services industry provides valuable business and leadership skills to the Board of Directors.

M. Patricia Brusch. Ms. Brusch has served as a professional nurse, and holds a Bachelor of Science in Nursing from Georgetown University. She is a Town of Belmont Town Meeting Member, a Member and former Chair of the Town of Belmont Capital Budget Committee and Chair of the Town of Belmont Permanent Building Committee. She is also a member or former member of many other Massachusetts, Belmont town and community boards and organizations, including the building committee in Belmont. She has served as Treasurer of the Belmont Savings Bank Foundation since 2011.

Ms. Brusch's extensive experience with the local government and building community provides the Board with a comprehensive understanding of developments in the Belmont community. Ms. Brusch is Mr. Gahan’s sibling.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Baker Newman & Noyes, LLC (“BNN”) to be the Company’s independent registered public accounting firm for the 2018 fiscal year, subject to ratification by stockholders. A representative of BNN is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of BNN is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Baker Newman & Noyes, LLC as the Company’s independent registered public accounting firm.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2017 and December 31, 2016 by Baker Newman & Noyes, LLC.

	2017	2016

Audit Fees	$201,000	$199,000
Audit-Related Fees (1)	30,845	10,647
Tax Fees (2)	30,500	24,200
All Other Fees (3)	—	2,250

(1)	Audit-Related Fees represent the fees associated with the audit of the Belmont Savings Bank 401(k) Plan, Belmont Savings Bank ESOP, review of the Form S-8 and discussions and research on various matters.
(2)	Tax fees consist of fees billed for professional services related to the preparation of U.S. federal and state income tax returns as well as tax compliance and tax planning services.
(3)	All other fees consist of fees billed for professional services related to the review of the 2017 Equity Incentive Plan information included in the proxy statement filed on January 3, 2017.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm for compliance with the auditor services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services. During the year ended December 31, 2017, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Proposal 3 — Advisory Vote On Executive Compensation

The compensation of our Named Executive Officers listed in the Summary Compensation Table under the heading “Executive Compensation”, is described below under the headings “Compensation Discussion and Analysis” and “Executive Compensation.” Shareholders are urged to read these sections of this proxy statement.

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), shareholders will be asked at the 2018 Annual Meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our shareholders and encourages all shareholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the results of the vote and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

The Board of Directors unanimously recommends that you vote “FOR” the resolution set forth in Proposal 3.

Compensation Discussion and Analysis

Our Strategic Accomplishments

We continued to make strong progress in 2017 in executing our strategic plan to grow your bank in a prudent and profitable manner. Our 2017 highlights include the following:

2017 Balance Sheet Growth Results. As a result of our continued strong organic growth, Belmont Savings Bank is a larger, more profitable company. As of December 31, 2017, total assets were $2.7 billion and total loans were $2.3 billion, which represented growth of $517.9 million and $430.9 million, respectively, over December 31, 2016. We increased total assets and total loans by 24.0% and 23.1%, respectively, through organic growth. Total deposits were $1.8 billion, compared to $1.5 billion a year ago representing a 19.2% increase.

Rising Profitability. For the year ended December 31, 2017, net income was $14.4 million, or $1.55 per diluted share, compared to net income of $12.0 million, or $1.33 per diluted share for the same period in 2016. This represented a 20.1% increase in net income year over year. Also, important to note is that our 2017 results include a $2.6 million charge to earnings related to remeasuring our deferred tax assets as a result of the Tax Cuts and Jobs Act. Excluding the impact of that one-time adjustment, net income would have been $17.0 million or 42% over 2016.

Improving Operating Efficiency. The Company’s efficiency ratio was 51.4% for the year ended December 31, 2017, compared to 56.5% for the year ended December 31, 2016. Our efficiency ratio of 48.3% for the quarter ended December 31, 2017 represented the lowest efficiency ratio that we have reported since our initial public offering in 2011.

Strong Asset Quality. Our continued focus on prudently growing the balance sheet with high quality assets has paid off. The ratio of non-performing assets to total assets was 0.05% at December 31, 2017. In addition, charge offs amounted to only $35,000 for the year ended December 31, 2017.

Effective Capital Management. We continue to operate with capital in excess of the amounts required to be well capitalized under the regulatory guidelines.

Stock Performance. As we have shown in our Annual Report, over the five-year period ending on December 31, 2017, our stock has outperformed both the Russell 2000 and the SNL Thrift NASDAQ index.

Recent Awards. Our consistent performance has generated substantial recognition. In 2017, we were the only bank in the state awarded the prestigious 2017 Sandler O’Neill Sm-All Star Award for being a top 10% performer among 400+ small-cap banks and thrifts nationwide. Additionally, we were one of only seven banks in the U.S. to be listed in Fortune Magazine’s 100 Fastest Growing Companies at an impressive ranking of 41.

Compensation Objectives

The compensation objectives of the Company begin with the premise that our success depends, in large part, on the dedication and commitment of the people we place in key management positions and on the compensation programs we provide such persons to complement our business strategy and other corporate objectives. The overall objective of our compensation program is to maximize shareholder value through the recruitment, retention and motivation of talented employees and officers (including Named Executive Officers, as defined below) of the Company. We recognize that the Company operates in a competitive environment for talent. Therefore, our approach to compensation considers a full range of compensation tools that enable us to compare favorably with our peers as we seek to attract and retain key personnel. We assess our pay programs annually from a market competitive perspective as well as a risk perspective and seek to use the compensation practices common in the industry.

We design our compensation program based on the following four basic principles:

•	Align with Stockholder Interest – As a public company, we use equity compensation as a key component of our compensation program to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our stockholders.
•	Drive Performance – We structure compensation in part on the attainment of company-wide objectives and individual performance objectives that contribute to our growth within a prudent risk tolerance. It is our belief that near-term loan and deposit growth is critical to achieving scale and future profitability. Therefore, company-wide and individual objectives are heavily weighted toward growth and credit quality.
•	Meet Employment Marketplace Competitiveness – Our strategy is to compensate our employees at competitive levels that position us as the employer of choice among our peers and offer opportunity for career advancement.
•	Reflect our Business Philosophy – Our compensation program reflects our values and the way we conduct business in the communities we serve.

This Compensation Discussion and Analysis is focused specifically on the Company’s executive officers, each of whom is named in the Summary Compensation Table for the year ending December 31, 2017 following this Compensation Discussion and Analysis. These five executive officers are referred to in this Compensation Discussion and Analysis as “Named Executive Officers” and are listed here:

Name	Title
Robert M. Mahoney	President and Chief Executive Officer
John A. Citrano	Executive Vice President, Chief Financial Officer and Corporate Secretary
Hal R. Tovin	Executive Vice President and Chief Operating Officer
Christopher Y. Downs	Executive Vice President—Consumer Lending
Carroll M. Lowenstein, Jr.	Executive Vice President—Commercial Real Estate Lending

Designing Our Compensation Program.

Our compensation program is designed to reward the Named Executive Officers based on their experience, management responsibilities and performance levels. The creation of long-term shareholder value is highly dependent on the development and effective execution of a sound business strategy by our Named Executive Officers. Other considerations influencing the design of our executive compensation program are:

•	experience in the financial services industry that promotes the safe and sound operation of Belmont Savings Bank;
•	achievement of sound risk management and regulatory compliance;
•	sufficient experience in our markets relating to the needs of our customers, products and investments in various phases of the economic cycle;
•	disciplined decision-making that respects our business plan but adapts quickly to change;
•	the retention and development of incumbent executives who meet or exceed performance objectives, since recruiting executives can be expensive, unpredictable, and may have a disruptive effect on our operations;

•	the compensation and employment practices of the Company’s competitors within the financial services industry and elsewhere in the marketplace; and
•	each executive’s individual performance and contribution in helping us achieve our corporate goals.

In considering executive compensation for 2018, the Board took into account the results of the advisory stockholder vote on our compensation in 2017 and the fact that over 97% of stockholders voting approved of the Company’s executive compensation program as disclosed in the 2017 proxy statement and made few changes to the program design for 2018, other than to increase base salaries between approximately 1% to 6% for our Named Executive Officers.

Role of the Compensation Committee and Certain Executive Officers. The Compensation Committee of the Board of Directors is composed of five independent members of the Board and is assisted as requested by certain members of our executive team. The Compensation Committee has a significant role in helping us achieve our compensation objectives and designing our compensation program. The Compensation Committee is responsible for setting the compensation philosophy, overseeing the compensation program and making recommendations to the full Board of Directors with respect to our compensation program related to the Named Executive Officers. The Compensation Committee regularly evaluates and approves the elements of total compensation payable to the Named Executive Officers. In making these determinations, the Compensation Committee considers each Named Executive Officer’s level of job responsibility, the compensation paid by peers for similar levels of responsibility, industry survey data regarding executive compensation, and the financial condition and performance of the Company.

The executive officers who serve as a resource to the Compensation Committee are the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, and the Senior Vice President and Director of Human Resources. As requested by the Compensation Committee from time to time, these three executives provide input regarding Belmont Savings Bank’s employee compensation program for employees other than themselves. In addition, these executives provide factual information such as company-wide performance on relevant measures, current compensation programs and processes, and performance measures to be used for future evaluations. The Executive Vice President and Chief Financial Officer may provide information to evaluate the estimated financial impact regarding any proposed changes to the various elements of compensation. The President and Chief Executive Officer also provides information about individual performance assessments for the other Named Executive Officers, and expresses to the Compensation Committee his views on the appropriate levels of compensation for the other Named Executive Officers for the ensuing year.

The three executives participate in Compensation Committee activities purely in an informational and advisory capacity and have no vote in the Compensation Committee’s decision-making process. The President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, and the Senior Vice President and Director of Human Resources do not attend those portions of Compensation Committee meetings during which their performance is evaluated or their compensation is being determined. No executive officer other than the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, and the Senior Vice President and Director of Human Resources attends those portions of Compensation Committee meetings during which the performance of the other Named Executive Officers is evaluated or their compensation is being determined.

Use of Consultants. The Compensation Committee routinely engages independent compensation consultants to assist it in the compensation governance process for the Named Executive Officers. The consultants are retained by and report to the Compensation Committee. The consultants provide expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other similarly situated companies, and provide informed guidance regarding regulatory oversight. The consultants also provide survey data and assist in assembling relevant comparison groups for various purposes and establishing benchmarks for base salary and cash incentives based on a number of factors.

The Committee retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation advisory firm, to conduct the following in 2017:

•	Update of proxy (compensation) peer group
•	Competitive market review of executive pay levels and opportunities

The Committee used this information to determine 2017 compensation decisions for our executive team.

The Committee assessed the independence of Pearl Meyer pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Committee.

Peer Groups and Benchmarking. The following peer group was used in making pay decisions for 2017 for our Named Executive Officers. In determining the compensation peer group, the Committee selected publicly traded banks from MA, RI, CT, NY and NJ with assets ranging approximately one half to two times our asset size ($1 billion to $4 billion):

Company Name:	Bank Name:
1st Constitution Bancorp	1st Constitution Bank
Arrow Financial Corporation	Glens Falls National Bank & Saratoga National Bank & Trust
Bankwell Financial Group, Inc.	Bankwell Bank
BCB Bancorp, Inc.	BCB Community Bank
Blue Hills Bancorp, Inc.	Blue Hills Bank
Bridge Bancorp, Inc.	The Bridgehampton National Bank
Century Bancorp, Inc.	Century Bank
Chemung Financial Corporations	Chemung Canal Trust Company
Clifton Bancorp, Inc.	Clifton Savings Bank
ConnectOne Bancorp, Inc.	ConnectOne Bank
Enterprise Bancorp, Inc.	Enterprise Bank & Trust Company
Evans Bancorp, Inc.	Evans Bank, National Association
Financial Institutions, Inc.	Financial Institutions Inc.
First Bank	First Bank
First Connecticut Bancorp, Inc.	Farmington Bank
HarborOne Bancorp, Inc (MHC)	HarborOne Bank
Hingham Institution for Savings	Hingham Institution for Savings
Kearny Financial Corp.	Kearny Bank
Lakeland Bancorp, Inc.	Lakeland Bank
Meridian Bancorp, Inc.	East Boston Savings Bank
Northfield Bancorp, Inc.	Northfield Bank
Ocean Shore Holding Co.	Ocean City Home Bank
Oritani Financial Corp.	Oritani Bank
Peapack-Gladstone Financial Corporation	Peapack-Gladstone Bank
SI Financial Group, Inc.	Savings Institute Bank & Trust Co.
Sun Bancorp, Inc.	Sun National Bank
The First of Long Island Corporation	The First National Bank of Long Island
TrustCo Bank Corp NY	TrustCo Bank
Washington Trust Bancorp, Inc.	The Washington Trust Company
Western New England Bancorp, Inc.	Westfield Bank

Additional industry-specific survey sources were also included in the competitive market assessment utilizing similar asset range.

Elements of Compensation

Our compensation program with respect to our Named Executive Officers primarily consists of the following:

•	base salary, which is designed to provide a reasonable level of predictable income commensurate with the market standards for each executive position;
•	annual non-equity incentive compensation which is based on specified goals and benchmarks as recommended by senior management and approved by the Compensation Committee;
•	equity incentive plans which align the interests of key employees with those of the shareholders through the grant of restricted shares and stock options;
•	severance benefits payable pursuant to severance agreements between certain executive officers and Belmont Savings Bank;
•	retirement benefits payable pursuant to our tax-qualified and non-qualified plans; and
•	other broad-based welfare benefits.

The Compensation Committee seeks to create what it believes is a balanced mix of each element of compensation for the Named Executive Officer’s total compensation program. For each Named Executive Officer, a significant percentage of total cash incentive compensation is at-risk, meaning that it will generally be earned when the Named Executive Officer is successful in ways that are aligned with and support BSB Bancorp, Inc.’s interests.

Base Salary. Base salary is the primary source of compensation for services performed during the year for all employees. On an annual basis, the Compensation Committee reviews the base salaries of the Named Executive Officers and primarily considers:

•	market data for peer institutions and direct competitors located in Massachusetts and the northeast region;
•	internal review of the Named Executive Officer’s compensation, both individually and relative to other officers;
•	development and experience of the executive;
•	achievement of company-wide objectives;
•	achievement of individual performance objectives; and
•	our financial condition and results of operations, including tax and accounting impact on the Bank.

Base salaries are reviewed annually and adjusted from time-to-time to realign base salaries with market levels after taking into account the considerations above. Details regarding base salary are included in the Summary Compensation Table for the year ending December 31, 2017 following this Compensation Discussion and Analysis.

2018 Base Pay Decisions. The following table sets forth increases in the base salary for Messrs. Mahoney, Tovin, Downs, Citrano and Lowenstein as approved by the Compensation Committee:

Name	2017 Base Salary	2018 Base Salary	Increase
	($)	($)	(%)

Robert M. Mahoney	557,000	585,000	5.03
John A. Citrano	242,000	257,000	6.20
Hal R. Tovin	410,000	415,000	1.22
Christopher Y. Downs	307,000	316,000	2.93
Carroll M. Lowenstein, Jr.	270,500	279,000	3.14

Annual Incentive Plan. Belmont Savings Bank sponsors the Incentive Compensation Plan in order to recognize and reward a select group of executive officers for performance and the achievement of specific measurable annual goals. The Compensation Committee will designate the participants in the plan who are Named Executive Officers and the President and Chief Executive Officer has the authority to select the employees, other than the Named Executive Officers, who will be eligible to participate in the plan. Prior to each plan year, the Compensation Committee establishes goals on a company-wide and individual basis. For 2017, company-wide performance goals focused on the following performance metrics: (1) deposit growth; (2) loan growth; (3) net interest income; (4) fee income; (5) non-interest expense; (6) net income; and (7) credit quality. At the end of the plan year, the Chief Financial Officer provided the Compensation Committee with the 2017 performance results. Based on 2017 results, the Compensation Committee determined that the Bank achieved its performance goals and approved a 2017 incentive pool $200,000 above the 2016 incentive pool for a total of $2,138,835. Individually-based performance goals are determined based on the participant’s personal goals related to his or her major projects, initiatives and budget. Each set of performance goals is assigned a percentage weight to reflect its relative importance and the participant’s direct impact in meeting those goals. For the President and Chief Executive Officer and our Named Executive Officers, company-wide performance goals are weighted at 75% and individual performance goals are weighted at 25%. For Senior Vice Presidents, company-wide performance goals are weighted at 50% and individual performance goals are weighted at 50%. For all other officers, company-wide performance goals are weighted at 25% and individual performance goals are weighted at 75%. Each participant is eligible to receive an incentive bonus payment based on a predetermined percentage range of his or her annual base salary to the extent that the company-wide and individual performance goals are met. The President recommends the incentive compensation and base salary increases to the Compensation Committee for review and approval. Under the Incentive Compensation Plan, the Bank reserves the right to recover any bonus or incentive compensation payment to any officer if the payments were based on materially inaccurate financial statements, other materially inaccurate reporting or fraud by an officer. Since the Compensation Committee retained the discretion at year end to amend the weight assigned to each performance metric for purposes of determining the Named Executive Officers’ compensation under the Incentive Compensation Plan, the compensation achieved under the Incentive Compensation Plan has been listed in the bonus column of the Summary Compensation Table. The Compensation Committee and Board have approved a 2018 Incentive Compensation Plan (“2018 Plan”). The 2018 Plan focuses on the same company-wide performance metrics as 2017. The 2018 Plan also requires the achievement of individual performance metrics and weights the achievement of company-wide metrics at 75% and individual metrics at 25% for the President and other Named Executive Officers.

Long-Term Incentives. The Committee believes that equity should represent a meaningful portion of executive compensation to align the interests of our executives and stockholders. Additionally, we believe that equity provides for a longer-term retention tool.

In 2012, our stockholders approved the BSB Bancorp, Inc. 2012 Equity Incentive Plan (the “2012 Equity Plan”) to provide officers, employees and directors of BSB Bancorp, Inc. and Belmont Savings Bank with additional incentives to promote the growth and performance of BSB Bancorp, Inc. In 2013, grants of restricted stock and stock options with a five-year vesting period were made to Named Executive Officers and the Board of Directors under the 2012 Equity Plan and no further equity awards were granted from the plan to the Named Executive Officers and Directors following this date. As of December 31, 2017, a total of 889,092 stock options, net of forfeiture, and 363,570 restricted stock awards had been granted under the 2012 Equity Plan, representing approximately 97.5% of the shares available for award. Following stockholder approval of the BSB Bancorp, Inc. 2017 Equity Incentive Plan (“2017 Equity Plan”), no further awards will be issued under the 2012 Equity Plan.

BSB Bancorp submitted the 2017 Equity Plan to stockholders for approval at a special meeting of stockholders held on February 8, 2017. The new equity plan provided BSB Bancorp with the means to retain and reward, and to the extent necessary, attract and incentivize our employees, officers and directors to promote growth, improve performance and further align our interests with those of BSB Bancorp’s stockholders by further increasing share ownership levels amongst our employees, officers and directors. The 2017 Equity Plan authorizes the issuance of 487,200 shares as restricted stock or restricted stock unit awards.

2017 Equity Awards. Although typical market practice with second generation equity plans is to provide equity awards to executives and directors on an annual basis, with three to four year vesting periods, the Committee chose to grant larger restricted stock awards that vest over a 10 year period to select executives and officers. In making the larger grants, the Committee considered that the senior management team had not received any equity grants since 2012. Over the past four years, BSB Bancorp has experienced significant growth and profitability due to our talented executive team. Their accomplishments over the past four years include:

•	Asset growth of 158%
•	Deposit growth of 142%
•	Net income growth of 755%
•	Diluted EPS growth of 731%
•	Total charge offs of only $607,000
•	Improvement of our efficiency ratio of 31%

The current senior management team at the Bank is integral to the continued success of the Company and, in order to ensure these executives are retained and the team remains stable, the Committee felt it was prudent to provide a significant equity award that vests over a longer period of time, although outside of peer and broader market norms. No additional equity awards will be made to recipients until another equity plan is approved in the future and therefore, the Committee considered the annualized value of this award (value on the date of grant divided by 10-year vesting period) when finalizing the awards in light of market practice.

Under Mr. Mahoney’s leadership, the Bank earned the recognition of 2017 Sandler O’Neill Small Cap All Stars and 2017 Fortune 100 Fastest Growing Companies. The Bank achieved all Board directed 2017 financial performance metrics. The Bank reported asset growth of 24.0%, loan growth of 23.1% and deposit growth of 19.2%. Nonperforming assets to total assets equaled 0.05% and the Bank reported $35,000 of net charge offs during 2017. The Bank’s Efficiency ratio continues to improve at 51.4% for 2017 compared to 56.5% for 2016. The Bank’s net income increased 20.1% over the prior year. Excluding the impact of the Tax Reform Act, adjusted net income increased 42% over the prior year. In consideration of extraordinary bank performance, the Compensation Committee considered Mr. Mahoney’s performance in the 75th percentile of the peer group.

For purposes of retention the Committee approved the issuance of 97,440 shares from the 2017 Equity Incentive Plan to Mr. Mahoney. This grant is subject to a ten-year vesting. These awards are subject to a claw-back provision and require a specific holding requirement of at least 50% of Covered Shares, as defined in the 2017 Equity Plan, until the earlier of thirty-six months following the date of grant or his termination of employment with the Company. Mr. Mahoney’s 2017 compensation includes the amount of the total award that will vest over a ten-year period based on the value at the time of the grant. In comparison to other peer bank CEO’s who typically receive smaller annual grants that vest over a shorter period of time, Mr. Mahoney’s 2017 total compensation increased year over year due to the 2017 stock award. It is expected that his total compensation will normalize with the peer group in future years.

The following table summarizes the value of the equity awards on the date of grant as well as the annualized value over a 10 year period based on the grant date fair value:

2017 Equity Plan Awards

Name	Stock Award Shares	Stock Awards	Annualized Stock Award
	(#)(1)	($)(2)	($)(3)

Robert M. Mahoney	97,440	2,640,624	264,062
John A. Citrano	24,360	660,156	66,016
Hal R. Tovin	34,103	924,191	92,419
Christopher Y. Downs	24,360	660,156	66,016
Carroll M. Lowenstein Jr..	24,360	660,156	66,016

(1)	Shares included in the “Stock Award Shares” column for the year ended December 31, 2017 represent the number of shares granted under the 2017 Equity Incentive Plan on March 15, 2017. The shares granted vest (are earned) at a rate of 10% per year beginning March 15, 2018.
(2)	Amounts included in the “Stock Awards” column for the year ended December 31, 2017 represent the fair value of these grants on March 15, 2017, the grant date, which is determined pursuant to applicable Securities and Exchange Commission regulations that require that we report the full grant-date fair value of grants in the year in which such grants are made. Because grants vest (are earned) at a rate of 10% per year beginning March 15, 2018, none of the Named Executive Officers actually recognized any income from the awards during 2017. The grant date fair value of restricted stock awards granted to each executive officer on March 15, 2017 was $27.10 per share. The assumptions used in the valuation of these awards are included in Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(3)	Reflects the grant date fair value of restricted stock awards granted to each executive officer on March 15, 2017 that vests annually at a rate of 10% per year beginning March 15, 2018.

Severance Agreements. The Bank maintains severance agreements with Messrs. Mahoney, Tovin, Citrano, Downs and Lowenstein, which provide severance payments in the event of the executive’s involuntary or constructive termination of employment not-for-cause, including upon a termination following a change in control. The rationale for providing these payments is to provide security for our Named Executive Officers and stability among our senior management team. Please see “Executive Compensation – Severance Agreements” for a more thorough description of these agreements.

Retirement Plans. In addition to the compensation paid to the Named Executive Officers as described above, the Named Executive Officers are eligible to participate in our 401(k) plan and our employee stock ownership plan on the same terms as other eligible employees. See “Executive Compensation–Tax-Qualified Benefit Plans for further description of the terms of our 401(k) plan and employee stock ownership plan.

Messrs. Mahoney, Tovin, Downs and Lowenstein are participants in our Supplemental Executive Retirement Plan (“SERP”), which we adopted in 2010. The Bank is also a party to an amended supplemental retirement agreement with Mr. Citrano that was entered into in 1994 and has been subsequently updated to comply with changes in tax laws, as well as other changes negotiated between the parties. The SERP and the supplemental retirement agreement provide supplemental retirement benefits for Messrs. Mahoney, Tovin, Downs, Lowenstein and Citrano. We provide these supplemental retirement benefits in order to remain competitive and to retain our Named Executive Officers. See “Executive Compensation – Pension Benefits” for further description of the terms of our supplemental retirement arrangements.

Belmont Savings Bank entered into a deferred compensation agreement with Mr. Mahoney in December 2012. Beginning in 2013, the agreement allows Mr. Mahoney to defer a portion of his base salary and bonus each year. Prior to March 31, 2013, Mr. Mahoney’s deferred compensation account balance was credited with earnings on a monthly basis based on the five year certificate of deposit yield as published in the Wall Street Journal. In April 2013, the deferred compensation agreement was replaced by the new Belmont Savings Bank Deferred Compensation Plan, which is administered by Fidelity Investments, and allows for the investment of deferrals in a number of investment options, including mutual fund investments.

Other Broad-Based Benefits. The Bank offers industry appropriate fringe benefits to our employees, including our Named Executive Officers. We provide group health, dental and vision insurance coverage to employees, with the employees being responsible for a portion of the premiums. In addition, we provide our Named Executive Officers with life insurance, long-term disability insurance, accidental death and dismemberment insurance, parking and cellular phone reimbursement, consistent with market practice. The Compensation Committee believes these benefits assist these officers in fulfilling their employment obligations.

Tax and Accounting Implications

In consultation with our advisors, we evaluate the tax and accounting treatment of our compensation program at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, where appropriate, we structure our compensation program in a tax efficient manner.

Risk Management

The Compensation Committee believes that any risks arising from our compensation policies and practices for all of our employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on BSB Bancorp, Inc. or Belmont Savings Bank. In addition, the Compensation Committee believes that the design and balance of the elements of our compensation program will encourage our senior management to act in a manner that is focused on the long-term value of BSB Bancorp, Inc. and Belmont Savings Bank.

The Compensation Committee reviews all of our incentive-based plans to ensure that controls are in place so that our employees are not presented with opportunities to take unnecessary and excessive risks that could threaten the value of BSB Bancorp, Inc. and Belmont Savings Bank. With respect to the Incentive Compensation Plan, the Compensation Committee reviews and approves the company-wide performance objectives that determine the bonus payments to be made there-under. The performance objectives selected are customary performance metrics for financial institutions in our peer group. In addition, we instituted a claw-back policy which allows us to recover any incentive compensation payment made to any employee that was based on materially inaccurate financial statements or other materially inaccurate reporting or fraud. The look back period is three years from the incentive payment.

Finally, by implementing our employee stock ownership plan and our stock-based incentive plan, we have ensured that Belmont Savings Bank’s employees own BSB Bancorp, Inc. common stock. This ownership aligns employee interest with those of all stockholders and, in turn, will focus employees on managing risks in order to achieve long-term and short-term objectives and contribute to long-term stockholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the SEC. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

Compensation Committee of the Board of Directors of

BSB Bancorp, Inc.

John A. Whittemore (Chairman)

John A. Borelli

M. Patricia Brusch

S. Warren Farrell

Robert J. Morrissey

Executive Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to, or earned by, Robert M. Mahoney, our President and Chief Executive Officer, John A. Citrano, our Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, Hal R. Tovin, our Executive Vice President and Chief Operating Officer, Christopher Y. Downs, our Executive Vice President—Consumer Lending and Carroll M. Lowenstein, Jr., our Executive Vice President—Commercial Real Estate Lending for the years indicated. We refer to these individuals as our “Named Executive Officers.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)(1)	($)(2)	($)(3)(4)	($)	($)(5)	($)(6)	($)

Robert M. Mahoney	2017	557,000	350,000	2,640,624	—	65,531	32,103	3,645,258
President and Chief Executive Officer	2016	540,750	293,000	—	—	48,723	31,570	914,043
	2015	525,000	259,250	—	—	167,489	29,488	981,227

John A. Citrano	2017	242,000	100,000	660,156	—	243,018	32,103	1,277,277
Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	2016	232,000	88,000	—	—	190,763	31,570	542,333
	2015	225,000	85,000	—	—	188,678	29,488	528,166

Hal R. Tovin	2017	410,000	160,000	924,191	—	106,129	32,103	1,632,423
Executive Vice President and Chief Operating Officer	2016	405,000	145,000	—	—	78,791	31,570	660,361
	2015	395,000	135,000	—	—	61,727	29,488	621,215

Christopher Y. Downs	2017	307,000	120,000	660,156	—	76,732	32,103	1,195,991
Executive Vice President—Consumer Lending	2016	298,000	108,000	—	—	56,067	31,570	493,637
	2015	290,000	105,000	—	—	44,306	29,488	468,794

Carroll M. Lowenstein, Jr. Executive Vice President—Commercial Real Estate Lending	2017	270,500	135,000	660,156	—	64,987	32,103	1,162,746
	2016	262,500	125,000	—	—	45,752	31,570	464,822
	2015	254,500	120,000	—	—	36,239	29,488	440,227

______________________________

(1)	2017 salary information includes salary deferral contributions to the Belmont Savings Bank 401(k) Plan of $22,948 for Mr. Mahoney, $17,761 for Mr. Citrano, $24,000 for Mr. Tovin, $24,000 for Mr. Downs and $19,713 for Mr. Lowenstein.
(2)	Represents discretionary bonus payments awarded to the Named Executive Officers. The bonuses are paid pursuant to our Incentive Compensation Plan however, because the Compensation Committee can exercise significant discretion in determining bonus amounts, the committee chooses to disclose such bonuses under this column.
(3)	Amounts included in the “Stock Awards” column for the year ended December 31, 2017 represent grants under our 2017 Equity Incentive Plan that were made on March 15, 2017. Amounts related to stock awards are reported in the table above pursuant to applicable Securities and Exchange Commission regulations that require that we report the full grant-date fair value of grants in the year in which such grants are made.
(4)	Reflects the aggregate grant date fair value of restricted stock awards granted to each Named Executive Officer on March 15, 2017 with a grant date fair value of $27.10 per share. The assumptions used in the valuation of these awards are included in Note 16 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(5)	The amounts for Messrs. Mahoney, Tovin, Downs and Lowenstein represent the change in the actuarial present value of each executive’s accumulated benefit under the Belmont Savings Bank Supplemental Executive Retirement Plan. The amount for Mr. Citrano represents the change in the actuarial present value of his accumulated benefit payable pursuant to his restated supplemental retirement agreement with Belmont Savings Bank. Changes in pension value for the participants in the Supplemental Executive Retirement Plan result from changes in discount rate, compensation and retirement date assumptions.

(6)	The amounts reflect what we have paid for, or reimbursed, the applicable Named Executive Officer for various benefits and perquisites which we provide. A break-down of the various elements of compensation in this column is set forth below.

	All Other Compensation

	Year	Perquisites	Employer Contributions to 401(k) Plan	ESOP Allocations(2)	Total
		($)(1)	($)	($)	($)
Name
Robert M. Mahoney	2017	—	20,250	11,853	32,103
John A. Citrano	2017	—	20,250	11,853	32,103
Hal R. Tovin	2017	—	20,250	11,853	32,103
Christopher Y. Downs	2017	—	20,250	11,853	32,103
Carroll M. Lowenstein, Jr.	2017	—	20,250	11,853	32,103

______________________

(1)	For the year ended December 31, 2017, no Named Executive Officer received perquisites and personal benefits which exceeded $10,000 in the aggregate.
(2)	Represents the allocation of approximately 405 shares of BSB Bancorp, Inc. stock to Messrs. Mahoney, Tovin, Downs, Lowenstein, and Citrano’s ESOP accounts. The closing price of shares of BSB Bancorp, Inc. on December 31, 2017 was $29.25.

Severance Agreements

Belmont Savings Bank has entered into severance agreements with Messrs. Mahoney, Citrano, Tovin, Downs and Lowenstein.

Each executive will be entitled to severance payments and benefits in the event of his termination of employment under specified circumstances, including (i) involuntary termination of employment for reasons other than cause or (ii) voluntary termination for good reason. “Good Reason” is defined as (A) a material diminution in the executive’s base salary; (B) a material diminution in the executive’s authority, duties or responsibilities; (C) a material diminution in the authority, duties or responsibilities of the position to which the executive is to report; (D) a material diminution in the budget over which the executive retains authority; (E) a material change in the geographic location at which the executive must perform his duties; or (F) a material breach of the severance agreement by Belmont Savings Bank. In the event of the executive’s termination of employment as a result of any of these circumstances, the executive will be entitled to receive a severance payment equal to the sum of: (i) the executive’s annual base salary rate in effect on the date of termination, or if greater, the average annual base salary rate for the 12-month period ending on the date of termination, and (ii) the average annual bonus awarded to the executive during the prior two years, provided, however, that if such sum is less than the executive’s salary and bonus reported by Belmont Savings Bank in Box 1 of the IRS Form W-2 for the tax year immediately preceding the executive’s date of termination, then the severance payment will equal the executive’s salary and bonus reported in Box 1 of the IRS Form W-2. The severance payment will be distributed as follows: (i) the portion of the severance benefit that exceeds the “Code Section 409A Limit,” if applicable, will be payable in a lump sum within two and one-half months following the executive’s date of termination; and (ii) the remaining portion of the severance benefit will be payable for 12 months in accordance with Belmont Savings Bank’s payroll practice, provided that any undistributed balance on the first anniversary date of the executive’s date of termination will be distributed in a lump sum. The “Code Section 409A Limit” is equal to two times the lesser of: (i) the sum of the executive’s annualized compensation that was payable to the executive during the taxable year preceding the year in which the executive’s date of termination occurred; or (ii) the maximum amount of compensation that may be taken into account under a tax-qualified plan for each participant pursuant Code Section 401(a)(17), which for 2017 is $270,000. Each executive will also be entitled to continued health and dental coverage for 12 months following his termination date. Each severance agreement provides that the executive will be subject to a non-competition and non-solicitation covenant for 12 months following his date of termination.

In the event of a change in control (as defined in the agreements) followed by the executive’s involuntary termination or termination for good reason, the severance agreement will provide a benefit equal to three times the executive’s annual rate of base salary in effect on executive’s date of termination, or if greater, Executive’s average annual base salary for the 12-month period ending on the date of termination, and highest rate of bonus paid in the prior three years (in the case of Messrs. Mahoney, Tovin, Downs and Lowenstein) or two times the executive’s annual rate of base salary in effect on executive’s date of termination, or if greater, Executive’s average annual base salary for the 12-month period ending on the date of termination, and highest rate of bonus paid during the prior three years (in the case of Messr. Citrano). The severance benefit will be paid within 30 days following separation from service. In addition, the executive would be entitled to continued non-taxable health, dental and life insurance coverage at the expense of Belmont Savings Bank (or its acquirer) for three years (in the case of Messrs. Mahoney, Tovin, Downs and Lowenstein) or two years (in the case of Messr. Citrano). In the event of an executive’s termination following a change in control, the noncompetition and non-solicitation provisions of the severance agreements will be inapplicable.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that had not vested as of December 31, 2017 for each Named Executive Officer.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
	(#)	(#)	($)		(#) (2)	($)(3)
	Exercisable	Unexercisable(1)

Robert M. Mahoney	25,684	-	12.04	11/28/2022	97,440	2,850,120
John A. Citrano	18,346	-	12.04	11/28/2022	24,360	712,530
Hal R. Tovin	11,007	-	12.04	11/28/2022	34,103	997,513
Christopher Y. Downs	3,669	-	12.04	11/28/2022	24,360	712,530
Carroll M. Lowenstein, Jr.	18,346	-	12.04	11/28/2022	24,360	712,530

(1) All stock options shown are fully vested.

(2) Includes shares of restricted stock awards which vest at a rate of 10% per year commencing on March 15, 2018.

(3) The market value of unvested restricted stock is based upon the closing price of the Company’s common stock on December 31, 2017 of $29.25.

Option Exercises and Stock Vested

The following table provides information concerning exercised options and stock award vesting that had occurred during year ending December 31, 2017 for each Named Executive Officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	#	$	#	$ (1)

Robert M. Mahoney	102,736	1,557,478	17,611	549,463
John A. Citrano	—	—	6,971	217,495
Hal R. Tovin	44,030	667,495	11,007	343,418
Christopher Y. Downs	14,677	226,874	6,971	217,495
Carroll M. Lowenstein, Jr.	—	—	6,971	217,495

(1)       The market value of restricted stock on the vesting date of November 28, 2017 is based upon the closing price of BSB Bancorp Inc. common stock on that date of $31.20.

Pension Benefits

The following table sets forth information with respect to pension benefits at and for the year ended December 31, 2017 for the Named Executive Officers.

Pension Benefits at and for the Fiscal Year Ended 2017
Name	Plan name	Number of years credited service	Present value of accumulated benefit	Payments during last fiscal year
		(#)	($)	($)

Robert M. Mahoney	Supplemental Executive Retirement Plan	7	919,944	—
John A. Citrano	Restated Supplemental Retirement Agreement	23	1,903,061	—
Hal R. Tovin	Supplemental Executive Retirement Plan	7	448,839	—
Christopher Y. Downs	Supplemental Executive Retirement Plan	7	331,992	—
Carroll Lowenstein	Supplemental Executive Retirement Plan	7	255,838	—

Supplemental Executive Retirement Plan. Effective October 1, 2010, Belmont Savings Bank adopted the Supplemental Executive Retirement Plan for a select group of management and highly compensated employees, as designated by the Board of Directors. Messrs. Mahoney, Tovin, Downs and Lowenstein currently participate in the plan. Under the plan, each participant is entitled to an annual benefit that will be paid to the participant for 10 years, with the first payment to occur within 60 days following the later of: (i) the participant’s separation from service; or (ii) the date on which the participant attains age 62. The annual benefit is equal to the participant’s “final average compensation” multiplied by his “benefit percentage,” determined as of his date of termination. Final average compensation is defined as the participant’s average annual gross salary paid during the three-consecutive calendar year period during which the participant’s base salary was at its highest during the final 60 month period of the participant’s employment with Belmont Savings Bank. Mr. Mahoney’s benefit percentage is 20%. Messrs. Tovin’s

Downs’ and Lowenstein’s benefit percentages will be 20% if they have 10 or more years of service on their termination date or 10% if they have five to nine years of service on their termination date. If Messrs. Tovin’s Downs’ and Lowenstein’s separation from service is involuntary or due to a constructive termination, the benefit percentage of 20% will be reduced by 2% for each year of service that is less than nine.

Restated Supplemental Retirement Agreement with Mr. Citrano. On December 23, 2008, Mr. Citrano and Belmont Savings Bank entered into a restated supplemental retirement agreement. This agreement supersedes the prior supplemental retirement agreement between the parties dated December 1, 1994. Pursuant to the agreement, the parties agreed to use bank-owned life insurance (“BOLI”) policies on the life of Mr. Citrano as investment vehicles to provide him with a supplemental retirement benefit and life insurance protection for his family. Under the agreement, Mr. Citrano is entitled to a supplemental retirement benefit in the event of his termination of employment at or after attaining age 55 and completing 10 or more years of service with Belmont Savings Bank. The supplemental retirement benefit is equal to (i) the actuarial present value of Mr. Citrano’s “average annual compensation” multiplied by the “applicable percentage” that would be payable for 20 years following his date of termination, minus (ii) the aggregate cash surrender value of Mr. Citrano’s BOLI that is required to be legally transferred to him following his termination date. The supplemental retirement benefit will be payable within 60 days following his termination date. “Average annual compensation” is determined based on Mr. Citrano’s highest three consecutive years of compensation earned prior to his termination date. The “applicable percentage” will be determined based on Mr. Citrano’s retirement age with the maximum percentage to be 51%, provided that his retirement age is 65. The applicable percentage of 51% will be reduced by a fixed percentage that correlates with Mr. Citrano’s retirement age if it is less than 65.

If Mr. Citrano voluntarily resigns prior to attaining age 55 and completing 10 years of service, he will be entitled to a lump sum payment equal to the cash surrender value of his BOLI minus the aggregate amount of policy premiums paid on the BOLI by Belmont Savings Bank If Mr. Citrano’s termination of employment is involuntary or due to a constructive termination, he will be entitled to a lump sum payment equal to the cash surrender value of his BOLI plus a gross-up payment to cover the federal and state taxes associated with the lump sum payment, provided, however, that the taxable income used to calculate the gross-up payment will not exceed the amount of premiums paid on the BOLI by Belmont Savings Bank. If Mr. Citrano’s termination is due to disability, he will be entitled to receive the supplemental retirement benefit calculated as if he had attained age 55 and completed 10 years of service. In calculating the supplemental retirement benefit, Mr. Citrano’s average annual compensation will be increased by 6% per year, beginning from the year in which Mr. Citrano became disabled and ending the year in which he would have attained age 55.

In the event of Mr. Citrano’s death while employed with Belmont Savings Bank, his beneficiary will be entitled to receive a lump sum payment equal to the total death proceeds of the BOLI minus the greater of: (i) the premiums paid on the BOLI by Belmont Savings Bank or (ii) the cash surrender value of the BOLI.

On February 12, 2014, Belmont Savings Bank adopted an amended and restated supplemental retirement agreement (“2014 restatement”) with Mr. Citrano to eliminate the requirement that the BOLI policies be transferred to him on his retirement after age 55 and 10 years of service. In consideration for relinquishing the right to the policies, Belmont Savings Bank made a cash payment to Mr. Citrano of $152,950. The transfer of the policies to Mr. Citrano would have resulted in taxable income of approximately $250,000 to Belmont Savings Bank. In addition, in consideration of his many years of service, the amended agreement vests Mr. Citrano in his accrued benefit in the event of his termination prior to age 55 with 10 years of service. This revision has no effect on the financial statement expense to Belmont Savings Bank. In the event of a voluntary termination of employment prior to age 55 with 10 years of service, he will be entitled to the greater of his accrued benefit or the dollar value of the benefit that he would have been entitled to under the supplemental retirement agreement before its recent restatement. The 2014 restatement inadvertently eliminated certain provisions in the prior agreement that would have provided Mr. Citrano an additional benefit equal to the federal and state taxes that he would owe when the BOLI policies were distributed to him under the prior agreement following his retirement after age 55 and 10 years of service, the value of which was calculated as approximately equal to $436,983. The 2014 restatement was amended November 26, 2014 to restore this payment to Mr. Citrano by requiring an additional lump sum payment of $436,983 in connection with his retirement after age 55 with 10 years of service. In addition, as a result of the change to Belmont Savings Bank’s disability program for employees, the amendment removed the provisions in the 2014 agreement requiring the payment of a benefit to Mr. Citrano on his termination of employment on account of disability.

Tax-Qualified Benefit Plans

401(k) Plan. Belmont Savings Bank maintains the Belmont Savings Bank 401(k) Plan (“401(k) Plan”), a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) Plan’s eligibility requirements. All eligible employees can begin participation in the 401(k) Plan on the first day of the month that coincides with or follows the date the employee attains age 21 and completes three months of service. A participant may contribute up to 75% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2017 the salary deferral contribution limit was $18,000, provided, however, that a participant over age 50 may contribute an additional $6,000 to the 401(k) Plan as a catch up contribution. A participant is 100% vested in his or her salary deferral contributions. In addition to salary deferral contributions, the 401(k) Plan provides that Belmont Savings Bank will make matching contributions on 100% of the first 2% of a participant’s salary and 50% of the next 3% of a participant’s salary that is contributed to the 401(k) Plan. Belmont Savings Bank will also provide a safe harbor non-elective employer contribution of 4% of the participant’s salary for the plan year. A participant is 100% vested in his or her employer matching and safe harbor contributions. Generally, unless a participant elects otherwise, the participant’s benefit under the 401(k) Plan will be payable in the form of a lump sum payment within 60 days after his or her termination of employment with Belmont Savings Bank.

Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options or vehicles available.

Employee Stock Ownership Plan. Effective January 1, 2011, Belmont Savings Bank adopted an employee stock ownership plan for eligible employees. Eligible employees who have attained age 21 and were employed by Belmont Savings Bank as of January 1, 2011 participate in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan purchased, on behalf of the employee stock ownership plan, 5% of the total number of shares of BSB Bancorp, Inc. common stock issued in the offering. The employee stock ownership plan obtained a loan equal to the aggregate purchase price of the common stock purchased. The loan will be repaid principally through Belmont Savings Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 30-year term of the loan. A trustee holds the shares purchased by the employee stock ownership plan in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as the employee stock ownership plan repays the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants will vest in their benefit at a rate of 20% per year, beginning after the completion of their first year of service, such that the participants will be 100% vested upon completion of five years of credited service. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan.

Under applicable accounting requirements, Belmont Savings Bank will accrue a compensation expense for the employee stock ownership plan at the fair market value of the shares based on the scheduled release of shares from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in BSB Bancorp, Inc.’s earnings.

Potential Payments Upon Termination or Change in Control

The following table sets forth estimates of the amounts that would be payable to the Named Executive Officers upon their voluntary resignation at any time (including retirement), involuntary termination or resignation for “good reason,” termination following a change in control, death or disability in each case, if such termination were effective on December 31, 2017. The table does not include vested or accrued benefits under tax-qualified benefit plans or amounts attributed to vested stock options that are disclosed elsewhere in the proxy statement. The actual amounts to be paid upon any future termination can only be determined at the time of such actual separation.

	Voluntary Resignation including Normal Retirement	Involuntary or Good Reason Termination	Involuntary or Good Reason Termination after Change in Control	Voluntary Resignation after a Change in Control	Disability	Death
	($)(1)	($)(2)(3)	($)(4)(5)(6)	($)	($)(6)(7)	($)(6)(7)
Robert M. Mahoney
Severance Agreement	—	858,864	2,602,093	—	—	—
Supplemental Executive Retirement Plan	919,944	919,944	919,944	919,944	—	919,944
Vesting of Equity Awards	—	—-	2,850,120	—	2,850,120	2,850,120

John A. Citrano
Severance Agreement	—	345,192	711,809	—	—	—
Restated Supplemental Retirement Agreement	1,655,451	1,655,451	1,655,451	1,655,451	—	1,655,451
Vesting of Equity Awards	—	—	712,530	—	712,530	712,530

Hal R. Tovin
Severance Agreement	—	564,433	1,720,101	—	—	—
Supplemental Executive Retirement Plan	342,977	548,763	548,763	342,977	—	342,977
Vesting of Equity Awards	—	—	997,513	—	997,513	997,513

Christopher Y. Downs
Severance Agreement	—	423,817	1,300,101	—	—	—
Supplemental Executive Retirement Plan	253,690	405,903	405,903	253,690	—	253,690
Vesting of Equity Awards	—	—	712,530	—	712,530	712,530

Carroll M. Lowenstein, Jr.
Severance Agreement	—	398,922	1,213,374	—	—	—
Supplemental Executive Retirement Plan	197,664	316,262	316,262	197,664	—	197,664
Vesting of Equity Awards	—	—	712,530	—	712,530	712,530

(1) On voluntary resignation or normal retirement, the amount reflects the present value of the benefit available to Messrs. Mahoney, Tovin, Downs, and Lowenstein, which will be payable in 10 annual installments.  Mr. Citrano would receive his accrued benefit payable in a lump sum within 60 days upon a voluntary resignation or normal retirement.

(3) On an involuntary termination of employment (other than for cause) or resignation for good reason absent a change in control, the cash severance payment under the severance agreements with the Named Executive Officers equals one times the sum of: (i) the greater of the annual base salary rate on the date of termination or the average base salary rate over the 12 month period ending on the date of termination and (ii) the average bonus awarded to the executive over the prior two years, provided that if the salary and bonus reported for executive on his last FormW-2 is greater, then the greater amount will be the cash severance payment. In addition, the executive will be entitled to continued coverage under the Bank’s group health plan for one year following termination, provided that the executive continues to pay the employee portion of such coverage.

(3) Under their supplemental executive retirement plans, on an involuntary termination of employment (other than for cause) or resignation for good reason, including such termination following a change in control, Messrs. Tovin, Downs and Lowenstein will be entitled to an annual benefit equal to 14% (20% in the case of Mr. Mahoney) of their final three-year average compensation (as defined in the plans), payable in 10 annual installments. Under his amended and restated supplemental retirement agreement, if Mr. Citrano is terminated without cause prior to age 55 or with fewer than 10 years of service, he is entitled to a lump sum benefit equal to the greater of his accrued benefit or the sum of the cash surrender values on certain policies on his life plus an amount equal to the grossed-up aggregate federal and state tax that would be payable with respect to such payment, provided that such tax payments shall not exceed the amount of the premiums paid on the policies.

(4) On an involuntary termination or resignation for good reason following a change in control, the cash severance payment under the severance agreements with Messrs. Mahoney, Tovin, Downs and Lowenstein equals three times the sum of: (i) the greater of the annual base salary rate in effect on the date of termination or the average annual base salary rate over the 12 month period ending on the date of termination and (ii) the highest rate of bonus paid to the executive during the three years prior to the date of termination. In addition, Messrs. Mahoney, Tovin, Downs and Lowenstein will be entitled to continued life insurance and non-taxable medical and dental coverage, at no cost to the executive, under the Bank’s group health plan for three years following termination. Messrs. Mahoney, Tovin, Downs and Lowenstein’s unvested restricted stock will also vest.

(5) On an involuntary termination or resignation for good reason following a change in control, the cash severance payment under the severance agreement with Mr. Citrano equals two times the sum of: (i) the greater of the annual base salary rate in effect on the date of termination or the average annual base salary rate over the 12 month period ending on the date of termination and (ii) the highest rate of bonus paid to the executive during the three years prior to the date of termination. In addition, Mr. Citrano will be entitled to continued life insurance and non-taxable medical and dental coverage, at no cost to the executive, under the Bank’s group health plan for two years following termination. Mr. Citrano’s unvested restricted stock will also vest.

(6) On an involuntary termination or resignation for good reason following a change in control, or in the event of the executive’s disability or death, the executive’s restricted stock and stock options will fully vest. The amounts reflected in the table with respect to the restricted stock that vests are based on the last reported sales of BSB Bancorp, Inc.’s shares on the date of termination and the amounts reflected in the table with respect to the stock options that vest are based on the difference between the fair market value of such shares on the date of termination and the exercise price of the underlying option multiplied by the number of options that vest.

(7) On death, Mr. Citrano’s beneficiary is entitled to his accrued benefit under the amended and restated supplemental executive retirement agreement, paid in a lump sum within 60 days of his death. On death, the beneficiaries of the officers in the supplemental executive retirement plan will receive the officers’ present value of their annual benefit. No payment is required for disability within the supplemental executive retirement plan.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee determines the salaries to be paid each year to the President and Chief Executive Officer and those executive officers who report directly to the President and Chief Executive Officer. The Compensation Committee consists of directors Borelli, Brusch, Farrell, Morrissey and Whittemore. None of these individuals was an officer or employee of BSB Bancorp, Inc. or Belmont Savings Bank during the year ended December 31, 2017, or is a former officer of BSB Bancorp, Inc. or Belmont Savings Bank.

During the year ended December 31, 2017, (i) no executive officer of BSB Bancorp, Inc. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of BSB Bancorp, Inc.; (ii) no executive officer of BSB Bancorp, Inc. served as a director of another entity, one of whose executive officers served on the Compensation Committee of BSB Bancorp, Inc.; and (iii) no executive officer of BSB Bancorp, Inc. served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of BSB Bancorp, Inc.

CEO Pay Ratio

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the Company’s median employee annual total compensation to the total annual compensation of the principal executive officer (the

‟CEO”).  The Company’s CEO is Robert M. Mahoney. Our CEO to median employee pay ratio is calculated in accordance with Item 402(u) of Securities and Exchange Commission Regulation S-K (“Regulation S-K”).

We identified our median employee based on compensation paid during 2017 to the 124 employees who were employed as of December 31, 2017, other than our CEO. This group includes full time and part time workers. For the purposes of determining the compensation paid to the employees, we considered total compensation paid through December 31, 2017 which includes total compensation as reported on form W-2 for 2017. We annualized the compensation of the employees who were hired in 2017, but did not work for us for the entire fiscal year. Once we identified the median employee, we calculated our median employee’s compensation in the same manner as we calculated our CEO’s compensation for purposes of disclosure in the Summary Compensation Table under Item 402 of Regulation S-K.

The annual total compensation for Robert M. Mahoney, CEO, was $3,645,258, as reflected in the Summary Compensation Table. His compensation includes regular wages, annual cash incentives paid in 2018 and earned in 2017, stock awards granted with a grant date fair value of $2,640,624 in 2017 (which vests over a 10-year period), and the change in pension value accrued.

The median of the annual total compensation of all employees of our Company other than the CEO was $90,034. The resulting ratio of the CEO’s annual total compensation to the annual total compensation of our median employee is approximately 40 to 1.

If we exclude the stock award made to our CEO in 2017, the full grant date value of which as reported in our Summary Compensation Table is $2,640,624, the CEO’s compensation reflected in the Summary Compensation Table would be $1,004,634 and the pay ratio would be approximately 11 to 1. Since the last stock grant to our CEO was made in 2012 and we do not anticipate future stock grants for some time, we believe that, on a going-forward basis, our pay ratio will be significantly lower than the pay ratio for 2017.

Other Information Relating to Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Our common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended. Our officers and directors and beneficial owners of greater than 10% of our common stock are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of our common stock. Securities and Exchange Commission rules require disclosure in a company’s annual proxy statement and annual report on Form 10-K of the failure of an officer, director or 10% beneficial owner of our common stock to file a Form 3, 4 or 5 on a timely basis. Based on our review of ownership reports, no officer, director or 10% beneficial owner of our common stock failed to file such ownership reports on a timely basis for the year ended December 31, 2017.

Policies and Procedures for Approval of Related Persons Transactions

The Audit Committee has adopted written Policies and Procedures for Approval of Related Person Transactions which provides procedures for the review, approval and/or ratification of certain transactions required to be reported under applicable rules of the SEC. Pursuant to the policy, the Audit Committee periodically reviews, no less frequently than twice a year, a summary of transactions in excess of $25,000 with related persons, for the purpose of determining whether the transactions are within our policies and should be ratified and approved. Under these procedures, related persons consist of directors, executive officers, persons or entities known to the Company to be the beneficial owner of more than five percent of the outstanding class of the voting securities of the Company or immediate family members. Additionally, pursuant to our Code of Ethics and Conflict of Interest Policy, our directors and officers and directors must disclose any transactions with the Company or the Bank involving a conflict of interest.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Belmont Savings Bank to our executive officers and directors in compliance with federal banking regulations.

At December 31, 2017, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Belmont Savings Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2017, and were made in compliance with federal banking regulations.

Advance Notice of Business to be Conducted

at an Annual Meeting

The Company’s Bylaws generally provide that any stockholder desiring to make a proposal for new business at an annual meeting of stockholders or to nominate one or more candidates for election as directors must submit written notice filed with the Secretary of the Company not less than 80 days nor more than 90 days prior to any such annual meeting; provided, however, that if less than 90 days notice or prior public disclosure of the date of the annual meeting is given to stockholders, such written notice shall be delivered or mailed to and received by the Secretary of the Corporation at the principal executive office of the Corporation not later than the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made. Stockholder must also provide certain information in the notice, as set forth in the Company’s Bylaws. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

Stockholder Proposals

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 14, 2018. If next year’s annual meeting is held on a date more than 30 calendar days from May 23, 2019, a stockholder proposal must be received by a reasonable time before the Company begins to make available online and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to BSB Bancorp, Inc., 2 Leonard Street, Belmont, Massachusetts 02478. Communications to the Board of Directors should be in the care of John A. Citrano, Corporate Secretary. Communications to individual directors should be sent to such director at the Company’s address. Stockholders who wish to communicate with a Committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to Robert J. Morrissey, the Chair of the Nominating Committee. It is in the discretion of the Nominating Committee whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

If you have requested paper copies of proxy materials, the Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by visiting http://www.edocumentview.com/BLMT or writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding”, is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, we hope that your shares are represented and voted. You can vote by internet or by telephone, or if you have received a proxy card, by marking, signing, dating and promptly returning the proxy card in the envelope enclosed with your proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ John A. Citrano

John A. Citrano
Corporate Secretary

Belmont, Massachusetts

April 12, 2018

.. NNNNNNNNNNNN + C 1234567890 Important Notice Regarding the Availability of Proxy Materials for the BSB Bancorp, Inc. Shareholder Meeting to be Held on May 23rd, 2018 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at: • Easy Online Access — A Convenient Way to View Proxy Materials and VoteWhen you go online to view materials, you can also vote your shares. Step 1: Go to www.investorvote.com/BLMT. Step 2: Click on the icon on the right to view current meeting materials. Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 13th, 2018 to facilitate timely delivery. 2NOT COY + 02TP3B .. BSB Bancorp, Inc. Shareholder Meeting Notice BSB Bancorp, Inc.’s Annual Meeting of Shareholders will be held on May 23rd, 2018 at the Belmont Town Hall, Board of Selectman’s Meeting Room, 455 Concord Avenue, 2nd Floor, Belmont, Massachusetts, 02478 at 10:00 a.m. Eastern Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2-3 1. Election of Directors. 2. Ratification of independent registered public accounting firm. 3. Advisory vote on executive compensation. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. • Internet – Go to www.investorvote.com/BLMT. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. • Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. • Email – Send email to investorvote@computershare.com with “Proxy Materials BSB Bancorp, Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 13th, 2018. 02TP3B

.. MMMMMMMMMMMM IMPORTANT ANNUAL MEETING INFORMATION MMMMMMMMM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card • PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2 and 3. 1. The election as directors of all nominees listed for a term of three years and until their respective successors have been elected and qualified. + For Withhold For Withhold 01 - John A. Borelli 02 - John W. Gahan, III For All EXCEPT -Instruction: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. 03 - Robert M. Mahoney 04 - John A. Whittemore _____________________________________________ 2. The ratification of the appointment of Baker Newman & Noyes, LLC as independent registered public accounting For Against Abstain 3. An advisory, non-binding vote to approve the compensation of the Company's named executive officers. For Against Abstain firm of BSB Bancorp, Inc. for the fiscal year ending December 31, 2018. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 3729022 + 02TP2A .. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2018 - THE NOTICE, THE PROXY STATEMENT AND BSB BANCORP, INC.’S 2017 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT http://www.edocumentview.com/BLMT. • PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • REVOCABLE PROXY — BSB BANCORP, INC. ANNUAL MEETING OF STOCKHOLDERS May 23, 2018 10:00 a.m., Eastern Time The stockholder(s) signing on the reverse of this card hereby appoints the official proxy committee of BSB Bancorp, Inc. (the “Company”), consisting ofRobert J. Morrissey and S. Warren Farrell or either of them, with full power of substitution in each, to act as proxy for such stockholder(s), and to vote allshares of common stock of the Company which the stockholder(s) is entitled to vote only at the Annual Meeting of Stockholders to be held on Wednesday,May 23, 2018 at 10:00 a.m., Eastern time, at the Belmont Town Hall, Board of Selectman’s Meeting Room, 455 Concord Avenue, 2nd Floor, Belmont, Massachusetts, and at any and all adjournments thereof, with all of the powers the stockholder(s) would possess if personally present at such meeting asindicated on the reverse side of this card. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES AND “FOR” EACH OF THE LISTED PROPOSALS. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR”each of the proposals listed. If other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will bevoted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any personas director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.